AS FILED WITH
                       THE SECURITIES AND EXCHANGE COMMISSION
                                 ON DECEMBER 7, 2001
                            Registration No.  333-________

                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549


                                      FORM SB-2
                REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                  HYPERBARIC SYSTEMS
                    (Name of Small Business Issuer in Its Charter)

                    CALIFORNIA                           8731
              (State or Jurisdiction of      (Primary Standard Industrial
            Incorporation or Organization)    Classification Code Number)

                                     77-0481056
                        (I.R.S. Employer Identification No.)


                       1127 Harker Avenue
                   Palo Alto, California 94301     650-323-0943
            (Address and Telephone Number of Principal Executive Offices)

                                 1127 Harker Avenue
                            Palo Alto, California 94301
                    (Address of Principal Place of Business or
                       Intended Principal Place of Business)

                    Mr. Harry Masuda
                    President
                    Hyperbaric Systems
                    1127 Harker Avenue
                    Palo Alto, California 94301       650-323-0943
              (Name, Address and Telephone Number of Agent for Service)

                              Copy to:

                              James C. Chapman, Esq.
                              Cathryn S. Gawne, Esq.
                              Patricia Zahedani, Esq.
                              Silicon Valley Law Group
                              152 N. Third Street, Suite 900
                              San Jose, California  95112
                              (408) 286-6100
                              (408) 286-1400 (telecopier)

Approximate Date of Proposed Sale to Public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X].

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

--------------------------------------------------------------------------------
                        CALCULATION OF REGISTRATION FEE                        |
--------------------------------------------------------------------------------
                  |               |  Proposed   |   Proposed    |              |
Title of          |               |  maximum    |   maximum     |              |
each class        |  Amount       |  offering   |   aggregate   | Amount of    |
of securities     |  to be        |  price per  |   offering    | registration |
to be registered  | registered(2) |  share      |   price       | fee(3)       |
------------------|---------------|-------------|---------------|--------------|
Common Stock      |  10,000,000   |  $0.70(1)   | $7,000,000(1) | $1,750.00(1) |
                  |               |             |               |              |
------------------|---------------|-------------|---------------|--------------|

(1) Calculated in accordance with Rule 457(c).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, December 7, 2001


[HYPERBARIC SYTEMS LOGO]


10,000,000 Shares

Common Stock

Hyperbaric Systems is offering 10,000,000 shares of common stock. Our common stock is listed on the NASD O-T-C Market Bulletin Board under the symbol "HYRB. OB". On November 23, 2001, the last sale price of our common stock on the O-T-C Market Bulletin Board was $ 1.03 per share.
______________________

See "Risk Factors" beginning on page 5 for a discussion of material issues to consider before purchasing our common stock. _______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 200_.


TABLE OF CONTENTS

                                                                       Page

Prospectus Summary......................................................  5
Risk Factors............................................................  7
Use of Proceeds......................................................... 13
Price Range of Common Stock and Dividend Policy......................... 13
Capitalization.......................................................... 14
Selected Consolidated Financial Data.........  ......................... 15
Management's Discussion and Analysis of  Financial
  Condition and Results of Operations......... ......................... 17
Business................................................................ 21
Management.............................................................. 30
Related Party Transactions.............................................. 35
Principal Stockholders.................................................. 36
Description of Capital Stock............................................ 37
Shares Eligible for Future Sale......................................... 38
Plan of Distribution.................................................... 39
Legal Matters........................................................... 40
Experts................................................................. 40
Where You Can Find Additional Information............................... 40
Index to Financial Statements.......................................... F-1

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, "Hyperbaric Systems", "Hyperbaric," "we", "us" and "our" refer to Hyperbaric Systems, a California corporation.

        All trademarks, service marks or tradenames referred to in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights information described more fully elsewhere in this prospectus. You should read the entire prospectus carefully.

HYPERBARIC SYSTEMS

Our Business    The principal business objective of Hyperbaric Systems is to develop and provide economical, non-toxic methods of extending the shelf life and improving the quality of blood platelets and other biological material.

THE OFFERING

        We may offer and sell shares of our common stock under this prospectus.

Common stock offered                   10,000,000 shares of common stock,
                                       $.001 par value.

Common stock to be outstanding         23,424,100 shares, excluding an
after this Offering                    aggregate of 3,252,098 shares reserved
                                       for issuance upon the exercise of
                                       outstanding stock options and warrants.

Use of proceeds                        Proceeds we receive from the issuance
                                       of the shares will be used for working
                                       capital and general corporate purposes.

O-T-C Market Bulletin Board symbol:    "HYRB.OB"



SUMMARY FINANCIAL DATA

                                     Nine Months Ended September 30,         Years Ended December 31,
                                         2001              2000               2000              1999
Statements of Operations Data:       (unaudited)        (unaudited)
Revenue                             $        --        $        --          $        --       $        --
Operating expenses:
 General and administrative:
   Stock based compensation             826,300            904,400            1,474,200           304,300
   Other general and administrative
   expenses                             503,600            518,800              701,900           502,700
   Total general and administrative   1,329,900          1,423,200            2,176,100           807,000
 Research and development               207,900            251,500              265,200           212,500
 Sales and marketing                     38,100             50,000               57,100            52,100
 Total operating expenses             1,575,900          1,724,700            2,498,400         1,071,600
Loss from operations                 (1,575,900)        (1,724,700)          (2,498,400)       (1,071,600)
Other income (expense)                 (731,200)           (87,000)            (136,500)          (25,800)
Provision for income taxes                   --               (800)                (800)               --
Net loss                             (2,307,100)        (1,812,500)          (2,635,700)       (1,098,200)
Basic and diluted loss per share    $     (0.19)       $     (0.26)         $     (0.37)      $     (0.18)
Basic and diluted weighted-average
common shares outstanding            12,206,600          6,879,400            7,124,800         6,171,300

                                    September 30,                            December 31,
                                        2001                                    2000
Balance Sheet Data:
Cash                                $   201,200                             $     9,100
Working capital (deficit)           $  (203,600)                            $(1,046,100)
Total stockholders' deficiency      $  (197,400)                            $(1,038,700)


RISK FACTORS

Our business, financial condition or results of operations could be materially and adversely affected by any of the following risks:

WE HAVE A HISTORY OF LOSSES, AND OUR ACCOUNTANTS HAVE RAISED DOUBTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

        Since our inception in 1998, we have incurred substantial losses from operations, resulting primarily from costs related to research and development and building our infrastructure. Because of our status as a development stage company and the need to conduct additional research and development prior to introducing products and services to the market, we expect to incur net losses for the foreseeable future. If our growth is slower than we anticipate or our operating expenses exceed our expectations, our losses will be significantly greater. We may never achieve profitability. Primarily as a result of these recurring losses, our independent certified public accountants modified their report on our December 31, 2000 financial statements, which are included in this prospectus, to include an uncertainty paragraph wherein they expressed substantial doubt about our ability to continue as a going concern.

We are in the fourth year of research and development, with an accumulated
loss during the development stage of $6,313,000.   We currently do not know
when our research and development will be completed, or if a product will ever result from this research and development activity. We anticipate that the funds spent on research and development activities will need to increase significantly prior to completion of research and development and commercialization of a product. Additionally, we may not be able to secure funding in the future necessary to complete our intended research and development activities.

        These conditions give rise to substantial doubt about our ability to continue as a going concern. Our financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern. Our continuation as a going concern is dependent upon our ability to obtain additional financing from the sale of our common stock, as may be required, and ultimately to attain profitability.

WE REQUIRE IMMEDIATE ADDITIONAL CAPITAL.

        We currently anticipate that based on our short-term forecast of raising additional funds of $1.2 million, we will have sufficient funds to meet our anticipated needs for working capital, capital expenditures and business operations until April 2002. In the next twelve months, we estimate that we will have aggregate cash requirements of $2,500,000. However, we have raised only $925,100 through September 30, 2001. We therefore need to raise additional capital. Obtaining capital will be challenging in a difficult environment, due to the economic downturn in the United States economy and the further impact on the economy of recent terrorist attacks. We currently have no commitments for any future funding, and there can be no assurance that we will be able to obtain additional funding in the future from either debt or equity financings, bank loans, collaborative arrangements or other sources on terms acceptable to us, or at all. If adequate funds are not available or are not available on acceptable terms when required, we may be required to significantly curtail our operations or may not be able to fund expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Such inability could have a material adverse effect on our business, results of operations and financial condition. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock.

WE ARE A DEVELOPMENT STAGE COMPANY, AND HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

        We are a development stage company, and have yet to produce or sell any products or services. We have only a limited operating history upon which you can evaluate our business and prospects, and have yet to develop sufficient experience regarding actual revenues to be received from our products and services. You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

OUR FUTURE REVENUES ARE UNPREDICTABLE AND OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

        We have a very limited operating history, and have no revenue to date. We cannot forecast with any degree of certainty whether any of our products or services will ever generate revenue or the amount of revenue to be generated by any of our products or services. In addition, we cannot predict the consistency of our quarterly operating results. Factors which may cause our operating results to fluctuate significantly from quarter to quarter include:

-       our ability to attract new and repeat customers;

- our ability to keep current with the evolving requirements of our target market;

-       our ability to protect our proprietary technology;

- the ability of our competitors to offer new or enhanced products or services; and

- unanticipated delays or cost increases with respect to research and development.

        Because of these and other factors, we believe that quarter-to-quarter comparisons of our results of operations are not good indicators of our future performance. If our operating results fall below the expectations of securities analysts and investors in some future periods, then our stock price may decline.

ESTABLISHING OUR REVENUES AND ACHIEVING PROFITABILITY WILL DEPEND ON OUR ABILITY TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS.

        Much of our ability to establish revenues and to achieve profitability and positive cash flows from operations will depend on the successful introduction of our products in development. Products based on our technologies will represent new methods of treatment and preservation. Our prospective customers, including blood banks, hospitals and clinics, will not use our products unless they determine that the benefits provided by these products are greater than those available from competing products. Even if the advantage from our planned products is clinically established, prospective customers may not elect to use such products for a variety of reasons.

        We may be required to undertake time-consuming and costly development activities and seek regulatory clearance or approval for new products. The completion of the development and commercialization of any of our products under development remains subject to all of the risks associated with the commercialization of new products based on innovative technologies, including unanticipated technical or other problems, manufacturing difficulties and the possible insufficiency of the funds allocated for the completion of such development.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

        As a development stage company, we are entering a biological material preservation market that is presently addressed by large companies with extensive financial resources. Those companies include DuPont and Baxter, among others. Additionally, smaller companies with which we may compete include LifeCell Corporation for platelet preservation, Cerus for viral inactivation of platelets and other blood products and Cryo Life for preserving heart valves by cryo-preservation. We have limited funds with which to develop products and services, and many of our competitors have significantly more resources than we do. These companies are active in research and development of biological material preservation, and we do not know the current status of their development efforts. Most of the above competitors have significantly greater financial resources, technical expertise and managerial capabilities than we currently possess.

WE MAY FAIL TO OBTAIN GOVERNMENT APPROVAL OF OUR PROCESSES.

        The United States Food & Drug Administration ("FDA") regulates the commercial distribution and marketability of medical solutions and equipment. In the event that we determine that these regulations apply to our proposed products, we will need to obtain FDA approval for such distribution. The process of obtaining FDA approval may be expensive, lengthy and unpredictable. We have not developed our products to the level where these approval processes can be started. We do not know if such approval could be obtained in a timely fashion, if at all. There also can be no assurance that the various states in which our products will be sold will not impose additional regulatory requirements or marketing impediments on our products.

        The regulation of our processes and products outside the United States will vary by country. Noncompliance with foreign country requirements may include some or all of the risks associated with noncompliance with FDA regulation as well as other risks.

WE MAY FAIL TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS.

        We believe that the establishment of strategic partnerships will greatly benefit the growth of our business, and we intend to seek out and enter into strategic alliances. We may not be able to enter into these strategic partnerships on commercially reasonable terms or at all. Even if we enter into strategic alliances, our partners may not attract significant
numbers of customers or otherwise prove advantageous to our business.   Our
inability to enter into new strategic alliances could have a material and adverse effect on our business.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.

        To date, we have had a very limited trading volume in our common stock. As long as this condition continues, the sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered.
In addition, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, under Securities and Exchange Commission Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE; OUR COMMON STOCK IS "PENNY STOCK".

        The market price of our common stock is likely to be highly volatile as the stock market in general, and the market for technology companies in particular, has been highly volatile. The trading prices of many technology companies' stocks have recently been highly volatile and have recorded lows well below historical highs.

        Factors that could cause such volatility in our common stock may include, among other things:

-     actual  or  anticipated fluctuations in our quarterly operating results;

-     announcements of  technological  innovations;

- our ability or inability to raise additional capital, or the terms and conditions of such additional capital;

-     delays in the regulatory approval process for our products;

-     changes  in  financial  estimates  by  securities  analysts;

-     conditions  or  trends  in our industry;  and

-     changes  in  the  market  valuations  of  other comparable companies.

        In addition, our stock is currently traded on the NASD O-T-C Bulletin Board and it is uncertain that we will be able to successfully apply for listing on the AMEX, the NASDAQ National Market, or the Nasdaq SmallCap Market in the foreseeable future due to the trading price for our common stock, our working capital and revenue history. Failure to list our shares on the AMEX, the Nasdaq National Market, or the Nasdaq SmallCap Market, will impair the liquidity for our common stock.

        The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any security that 1) is priced under five dollars, 2) is not traded on a national stock exchange or on NASDAQ, 3) may be listed in the "pink sheets" or the NASD OTC Bulletin Board, 4) is issued by a company that has less than $5 million in net tangible assets and has been in business less than three years, or by a company that has under $2 million in net tangible assets and has been in business for at least three years, or by a company that has revenues of $6 million for 3 years.

        Penny stocks can be very risky: penny stocks are low-priced shares of small companies not traded on an exchange or quoted on NASDAQ. Prices often are not available. Investors in penny stocks are often unable to sell stock back to the dealer that sold them the stock. Thus an investor may lose his/her investment. Our common stock is a "penny stock" and thus is subject to rules that impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors, unless the common stock is listed on The Nasdaq SmallCap Market. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell our securities, and may adversely affect the ability of holders of our common stock to resell their shares in the secondary market.

SOME OF THE INFORMATION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING
STATEMENTS.

        Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may", "will", "expect", "intend", "anticipate", "believe", "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they:

-     discuss  our  expectations  about  our  future  performance;

- contain projections of our future operating results or of our future financial condition; or

-     state  other  "forward-looking"  information.

        We believe it is important to communicate our expectations to our stockholders. There may be events in the future, however, that we are not able to predict accurately or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could have a material and adverse effect on our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our common stock could decline and you could lose all or part of your investment.

OUR COMMON SHAREHOLDERS MAY EXPERIENCE SUBSTANTIAL DILUTION.

        The sale of a substantial number of shares of our common stock in the public market, or the prospect of such sales, could materially and adversely affect the market price of our common stock. We are authorized to issue up to 50,000,000 shares of common stock. To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as our Board of Directors may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of our common stock held by existing stockholders.

        Sales in the public market of substantial amounts of our common stock, including sales of common stock issuable upon exercise of options and warrants, could depress prevailing market prices for our common stock. Even the perception that such sales could occur might impact market prices for the common stock. The existence of outstanding options and warrants may prove to hinder our future equity financings.

WE MAY BE EXPOSED TO PRODUCT LIABILITY CLAIMS FOR WHICH WE CURRENTLY DO NOT CARRY INSURANCE.

        Our business will expose us to potential product liability risks inherent in the testing, manufacturing and marketing of medical products. We currently do not carry insurance covering these risks. We currently anticipate that prior to introducing any such products into the marketplace, we will obtain product liability insurance; however, we cannot assure you that such insurance will be available on acceptable terms or that it will provide adequate coverage against potential liabilities.

OUR BUSINESS DEPENDS ON THE CONTINUED SERVICE AND PERFORMANCE OF OUR
EMPLOYEES.

        Our performance is substantially dependent on the continued services and on the performance of our executive officers and other key employees. The loss of the services of any of these executive officers or key employees could materially and adversely affect our business. We currently do not have any "key person" insurance on any of our executive officers or key employees. Additionally, we believe we will need to attract, retain and motivate talented management and other highly skilled employees to be successful. Competition for employees that possess knowledge of our target market is intense. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future.

USE OF PROCEEDS

        Proceeds we receive pursuant to the issuance of the shares will be used for working capital and general corporate purposes.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock has been traded on the NASD O-T-C Market Bulletin Board since May 18, 1999. Prior to that date, our common stock was not actively traded in the public market. Our common stock is listed on the NASD
O-T-C Market Bulletin Board under the symbol "HYRB.OB".   Since October 2001,
our common stock has also been traded on the Frankfurt Stock Exchange under the symbol "HYT". The following table sets forth, for the periods indicated, the high and low bid prices for our common stock on the NASD O-T-C Market as reported by various Bulletin Board market makers. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily reflect actual transactions.

-----------------------------------------------------------------------------
Period                                                    Low Bid    High Bid
------                                                    -------    --------
Fiscal 2001
-----------------------------------------------------------------------------
  Fourth Quarter (October 1, 2001 to November 23, 2001)   $ 0.55      $ 1.14
  Third Quarter (July 1, 2001 to September 30, 2001)      $ 0.46      $ 1.88
  Second Quarter (April 1, 2001 to June 30, 2001)         $ 0.16      $ 0.54
  First Quarter (January 1, 2001 to March 31, 2001)       $ 0.19      $ 1.37

Fiscal 2000
-----------------------------------------------------------------------------
  Fourth Quarter (October 1, 2000 to December 31, 2000)   $ 0.26      $ 0.59
  Third Quarter (July 1, 2000 to September 30, 2000)      $ 0.40      $ 1.50
  Second Quarter (April 1, 2000 to June 30, 2000)         $ 1.01      $ 1.75
  First Quarter (January 1, 2000 to March 31, 2000)       $ 0.50      $ 1.75

Fiscal 1999
-----------------------------------------------------------------------------
  Fourth Quarter (October 1, 1999 to December 31, 1999)   $ 0.59      $ 2.28
  Third Quarter (July 1, 1999 to September 30, 1999)      $ 0.25      $ 1.00

-----------------------------------------------------------------------------


        On November 23, 2001, the high and low bid prices of our common stock on the Bulletin Board were $ 1.05 and $ 1.03 per share, respectively, and there were approximately 170 holders of record of our common stock.

        To date, we have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and therefore, do not expect to pay any dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

CAPITALIZATION

        The following table sets forth, as of September 30, 2001, our capitalization on an actual basis as adjusted to reflect the issuance of common stock offered by this prospectus. This information should be read in conjunction with our Financial Statements and the related Notes appearing elsewhere in this prospectus.

                                                       September 30, 2001
                                                       ------------------
                                                     Actual     As Adjusted (1)
                                                   ----------      ----------
Stockholders' deficit
  Common stock, no par or stated value;
    50,000,000 shares authorized; 13,424,100
    shares issued and outstanding actual,
    23,424,100 shares issued and outstanding as
    adjusted                                     $  6,617,900    $ 13,617,900

  Other receivables                                  (502,300)       (502,300)
  Accumulated deficit during the development
    stage                                          (6,313,000)     (6,313,000)
                                                   ----------      ----------
      Total stockholders' equity (deficit)           (197,400)      6,802,600
                                                   ----------      ----------
 Total capitalization                            $   (197,400)   $  6,802,600
                                                   ----------      ----------

(1) Reflects the issuance and sale of the 10,000,000 shares of common stock included in this prospectus, at a price of $.70 per share.

SELECTED FINANCIAL DATA

        The following selected financial data as of December 31, 1999 and 2000, and for each of the respective years then ended, are derived from our financial statements, which have been audited by L.L. Bradford & Company LLC, independent auditors, and are included elsewhere in this prospectus. The following selected financial data as of September 30, 2001 and for the nine-month periods ended September 30, 2000 and 2001 are derived from unaudited financial statements that, in our opinion, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position as of such date and results of operations for these periods. Operating results for the nine-month period ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001. The data set forth below should be read in conjunction with our Financial Statements and Notes thereto included elsewhere in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                     Nine Months Ended September 30,           Years Ended December 31,
                                         2001              2000                 2000              1999
Statements of Operations Data:       (unaudited)       (unaudited)
Revenue                             $         --       $        --          $        --      $        --
Operating expenses:
 General and administrative:
   Stock based compensation              826,300           904,400            1,474,200          304,300
   Other general and administrative
   Expenses                              503,600           518,800              701,900          502,700
   Total general and administrative    1,329,900         1,423,200            2,176,100          807,000
 Research and development                207,900           251,500              265,200          212,500
 Sales and marketing                      38,100            50,000               57,100           52,100
 Total operating expenses              1,575,900         1,724,700            2,498,400        1,071,600
Loss from operations                  (1,575,900)       (1,724,700)          (2,498,400)      (1,071,600)
Other income (expense)                  (731,200)          (87,000)            (136,500)         (25,800)
Provision for income taxes                    --              (800)                (800)              --
Net loss                              (2,307,100)       (1,812,500)          (2,635,700)      (1,098,200)
Basic and diluted loss per share    $      (0.19)      $     (0.26)         $     (0.37)     $     (0.18)
Basic and diluted weighted-average
common shares outstanding             12,206,600         6,879,400            7,124,800        6,171,300

                                    September 30,                           December 31,
                                        2001                                    2000
Balance Sheet Data:
Cash                                $    201,200                            $     9,100
Working capital (deficit)           $   (203,600)                           $(1,046,100)

Total stockholders' deficiency      $   (197,400)                           $(1,038,700)



                    MANAGEMENT'S DISCUSSION AND ANALYSIS
              OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING OUR EXPECTATIONS, BELIEFS, INTENTIONS OR FUTURE STRATEGIES THAT ARE SIGNIFIED BY THE WORDS "EXPECTS", "ANTICIPATES", "INTENDS", "BELIEVES", OR SIMILAR LANGUAGE. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS, UNCERTAINTIES AND OTHER FACTORS. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS ARE BASED ON INFORMATION AVAILABLE TO US ON THE DATE HEREOF AND SPEAK ONLY AS OF THE DATE HEREOF. THE FACTORS DISCUSSED BELOW UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS ARE AMONG THOSE FACTORS THAT IN SOME CASES HAVE AFFECTED OUR RESULTS AND COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS.

The following discussion should be read in conjunction with the Financial Statements and Notes thereto.

Overview

        We are a development stage company, and have a very limited operating history and no revenue to date. Our prospects must be considered in light of the risks and uncertainties encountered by companies in an early stage of development involving new technologies and overcoming regulatory approval process requirements before any revenue is possible.

        We have experienced operating losses since our inception. These losses have resulted from the significant costs incurred in the development of our technology and the establishment of our research and development facility. Expenditures will increase in all areas in order to execute our business plan, particularly in research and development and in gaining regulatory approval to market our products in the U.S. and abroad.

        Our principal business objective is to develop and provide economical, non-toxic methods of extending the shelf life and improving the quality of blood platelets and other biological material. We have been successful in preserving blood platelets for ten days under refrigeration while maintaining cell structure and morphology, which has never been done before to our knowledge. We hope to validate our findings at an independent blood center in California and submit them for government approval in the next quarter.

        We will continue efforts on prototype development and the generation of pre-clinical and clinical data in the months ahead. It is anticipated that we will submit our first application for FDA approval and begin clinical testing of our first product for blood platelet storage within the next six to nine months. We plan to begin research on kidney preservation and developing solutions that will operate under refrigerated temperature conditions within the next six months.

        In addition to our previously-filed patent applications, we filed a provisional patent application in June 2001 to cover recent discoveries in our
platelet preservation process.   We anticipate filing additional patent
applications relating to platelet preservation during the next twelve months of operations, which should strengthen our competitive position in the platelet preservation marketplace. We will also seek strategic alliances with companies that have the capability to provide technical and clinical expertise as well as financial and marketing expertise to leverage our current expertise in these areas.

        We also plan to relocate our current research and development facility from Russia to a more suitable location to accommodate more equipment and personnel, and intend to establish a central administrative facility in the U.S. within the next six to nine months.

Results of Operations

Nine Months Ended September 30, 2001 Compared with Nine Months Ended September 30, 2000

General and Administrative Expenses.   Our total general and administrative
expenses in the nine months ended September 30, 2001 equaled $1,329,900, a decrease from $1,423,200 for the comparable period in 2000. This decrease was primarily due to a decrease in stock-based and cash-based compensation and payment of certain professional fees.

Research and Development. Our research and development expenses decreased from $251,500 for the nine months ended September 30, 2000 to $207,900 for the nine months ended September 30, 2001, due to a shut down of our Russian branch in August 2001.

Sales and Marketing Expenses. Our sales and marketing expenses for the nine months ended September 30, 2001 equaled $38,100, a decrease from $50,000 for the nine months ended September 30, 2000. This decrease was due to our decision to decrease our sales and marketing expenses until our products are ready for introduction into the market.

Interest Income. We did not have any interest income for the nine-month period ended September 30, 2001, compared to interest income of $400 for the comparable period in 2000.

Interest Expense. We incurred interest expense of $75,000 for the nine months ended September 30, 2001, as compared to $87,400 in the same period in 2000. The increase is primarily due to interest on related party notes payable.

Net Loss. As a result of the foregoing factors, our net loss increased from $1,812,500 for the nine months ended September 30, 2000, to $2,307,100 for the nine months ended September 30, 2001.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

We did not generate revenue in the years ended December 31, 2000 and 1999. We are a development stage company in the third year of research and development activities, and do not anticipate receiving revenue until we complete product development and clinical testing.

We incurred $2,176,100 in general and administrative expenses during the year ended December 31, 2000, as compared to $807,000 of general and administrative expenses during the year ended December 31, 1999. The increase was due primarily to a significant expansion in our use of stock-based compensation, which equaled $1,474,200 during the year ended December 31, 2000 compared to $304,300 in the comparable period in 1999. Due to our need to conserve operating cash, we utilized stock-based compensation to expand our business and retain several employees and consultants in 2000. The remainder of the increase was due to expenses related to our reporting and other obligations as a public company.

We expensed $265,000 on research and development in the year ended December 31, 2000, compared to research and development expenses of $212,500 in the year ended December 31, 1999. The slight increase was due to an expansion of our research and development efforts.

Our sales and marketing expenses remained essentially level, totaling $57,100 in the year ended December 31, 2000, compared to $52,100 in the year ended December 31, 1999. We intend to maintain a minimal sales and marketing effort until our products are ready for introduction into the market.

Interest income equaled $500 for the year ended December 31, 2000, compared to $600 in the year ended December 31, 1999. This interest income reflected the minimal cash reserves that we maintained in these years. We incurred interest expense of $137,000 during the year ended December 31, 2000, compared to interest expense of $26,400 during the year ended December 31, 1999. The increase was due to interest recorded on a promissory note that we issued in June 2000, and on promissory notes that we issued pursuant to a rescission offer conducted in the third quarter of 2000.

Based on these expenses, we incurred a net loss of $2,635,700 for the year ended December 31, 2000, compared to a loss of $1,098,200 for the year ended December 31, 1999.

Liquidity and Capital Resources

        Since our inception, we have financed our operations through financing from the founders and private investors, a public offering under Regulation D Rule 504, and private placements under Regulation D Rule 505.

Our operating plan for calendar year 2001 has been focused on development of our products. It is our estimate that a cash requirement of $1,200,000 is required to support this plan through April 2002, comprised of $1,000,000 for operating expenses and $200,000 for capital expenditures. We have received an aggregate of $925,100 through September 30, 2001, and are currently seeking additional funding. There can be no assurance that additional financing will be available at terms favorable to us or at all. In the next 12 months, we estimate that we will have aggregate cash requirements of $2,500,000, and will seek strategic investors to provide such financing.

        We anticipate continued growth in our operations and a corresponding growth in our operating expenses and capital expenditures. We do not anticipate any revenue from operations for the next two or three years. Therefore, our success will be dependent on funding from private placements of equity securities. At the present time, however, we have no agreements or other arrangements for any such private placements.

Going Concern

We are in the fourth year of research and development, with an accumulated loss during the development stage through September 30, 2001 of $6,313,000. We currently do not know when our research and development will be completed, or if a product will ever result from this research and development activity. We anticipate that the funds spent on research and development activities will need to increase significantly prior to completion of research and development and commercialization of a product. Additionally, we may not be able to secure funding in the future necessary to complete our intended research and development activities.

        These conditions give rise to substantial doubt about our ability to continue as a going concern. Our financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern. Our continuation as a going concern is dependent upon our ability to obtain additional financing from the sale of our common stock, as may be required, and ultimately to attain profitability.

        The report of our independent certified public accountants, included in our most recent Annual Report on Form 10-KSB, contains a paragraph regarding our ability to continue as a going concern.

BUSINESS

Overview

HyperBaric Systems was incorporated on February 26, 1998, in the State of California. We are a development stage company whose principal business objective is to develop and provide economical, non-toxic methods of extending the shelf life and improving the quality of blood platelets and other biological material, and bringing them to the market place. Our potential customers include blood banks, hospitals, clinics, and similar organizations. We have no revenue from product sales or services to date. Our development efforts and operations have been funded though equity infusions from investors and loans from shareholders.

The PlexLife System for Preservation of Platelets

Blood platelets are a component of whole blood that is responsible for the clotting process of blood and used by the body when a person has an open wound from injury or surgery. The majority of platelets, however, are required by cancer patients who have undergone chemo-therapy treatments, a process that destroys platelets. In order to restore the platelets, continuous transfusions are given to patients until the body is able to restore normal platelet counts.

Blood platelet preservation is achieved by storing the platelets under refrigeration utilizing a proprietary process and solution to maintain cell function viability and morphology. The objective of our technology is to maintain high quality platelets for a longer period of time than is currently possible using conventional methods. Even longer platelet storage periods could be achieved using hydrostatic pressure to prevent platelets from freezing under sub-zero temperatures. Further research is required to establish the protocol and storage times under these conditions. The storage and preservation of organs such as the kidney, liver and heart will be considered using the same techniques used in the preservation of platelets, however it is anticipated that the solution and process will vary for each organ type. On October 31, 1998, we applied for a patent on Method and Apparatus for Preserving Biological materials. We also applied for another patent in February 1999 covering processes and solutions to facilitate blood platelet preservation. Both patent applications have been submitted but have not been issued as of this date.

         We are continuing the development of our PlexLife System, a proprietary technology that extends the shelf life of blood platelets beyond the current five-day period. It is our goal to increase this time from five to seven or nine days and longer while preserving platelet quality and keeping bacterial growth to a minimum. Current practices used in blood banks promote bacteria growth and the quality degrades over time because platelets are stored at room temperature. The PlexLife system stores platelets at refrigeration temperatures, a few degrees above the freezing point of water.

        Historically, platelets stored at refrigerated temperatures for more than a few hours change their shape from discoid to sphere. It has been found that such platelets are quickly removed from circulation by the body within hours after transfusion and are not acceptable for cancer patients who have undergone chemotherapy, a process that destroys platelets. Repeated platelet transfusions are administered to cancer patients that have undergone chemotherapy until the body produces sufficient platelet counts where no further transfusions are required. It is desirable to have platelets that circulate for more than a few hours after transfusion.

        One test marker used to predict platelet survival after infusion is the morphology or the platelet shape. Platelets that maintain their discoid shape are more likely to survive longer after transfusion than platelets that change their shape. We are developing a process whereby platelets are refrigerated at slightly above the freezing point of water and stored there until needed. Recent tests show that up to 68% of the starting disc population remain discs after 24 hours of refrigeration. Our goal is to store refrigerated platelets for 7 days to 9 days and retain at least 50% discs. Tests are continuing to meet this goal. If the technology is proven through further testing and granted FDA approval, it should be considered unique and revolutionary. We are targeting blood banks and hospitals as our main customers in the worldwide markets. We are also seeking possible alliances and licensees.

The PlexLife System for Preservation of Organs

        We believe that the basic approach used to store platelets can be applied to the preservation of organs such as the kidney, heart and liver. The hyperbaric chamber could be an instrumental part of our ability to store organs at sub-zero temperatures to prevent freezing even at freezing temperatures.

Operations and Facilities

         During the initial months following our Company's incorporation, we recruited key members of the management and technical team, conducted market research and established the basic infrastructure and plan for our company. At September 30, 2001, we had six employees in the U.S. and eleven at our research facility in Russia.

In August 1998, we established a branch office in Krasnoyarsk, Russia, where we conduct research and development for platelet preservation. Krasnoyarsk was chosen to take advantage of low cost technical expertise, availability of low cost materials such as titanium, and also because two members of our team, Dr. Vladimir Serebrennikov, Director of Research and Mr. Leonid Babak, Branch Chief of Russian Operations, both reside there.

The Russian government has placed no restrictions on our ability to operate our business, hire employees in Russia, and freely transport our assets from Russia to the U.S. without any assessment or payments to the Russian Federation. There are no material restrictions or regulations to which we are subject in Russia as a result of our activities there. Conducting operations in Russia does not affect FDA approval or our proposed business activities in the United States, because no clinical trials are or will be conducted there.

Limited platelet experiments have been conducted under contract at the Sacramento Blood Foundation in California and preliminary kidney preservation studies at a university in Ciudad, Obregon in Mexico.

Research and Development

        We have developed a research and development strategy that considers the FDA and international approval processes and their impact on bringing a product to market. Based on these constraints, we have developed a research and development plan that requires multiple developments being conducted at the same time.

        We have developed a three-phase strategy, with estimated time requirements for the research and development, and market introduction of products. The plan starts with a platelet preservation product which stores platelets under refrigeration for seven to nine days using our PlexLife solution by itself. The second phase is the market introduction of the PlexLife System utilizing our hyperbaric container. Our third phase is to find a viable alternative to the current organ preservation methods with both solution under refrigeration and a complete system at sub-zero temperatures.

        Governmental approval for human testing will be required for each of these three phases of development. Our plan is to obtain the necessary approvals for each phase.

Platelet Preservation - Refrigeration

        Our platelet preservation plan starts with a platelet preservation product using the PlexLife solution by itself. We have been able to successfully store platelets for ten days at refrigerated temperatures, which is considered to be a major milestone in the cold storage of platelets. We are now in the process of having our technology validated by an independent test facility in the U.S. Currently the industry stores platelets at ambient temperature for a maximum of five days, a FDA-imposed limit due to historic bacterial infection of the platelets.

Platelet Preservation - Sub-Zero Storage

        This development is intended to result in longer storage times for platelets, combining the use of solutions, sub-zero temperature and high pressure. It is our goal to develop a storage method that will preserve the viability of platelets with little or no bacterial growth for a period greater than 13 days. This will provide the medical community with a new and economical method for long-term platelet storage, thereby reducing the current loss of product. The successful implementation of refrigerated platelets at nine days or beyond may eliminate the need for sub-zero stored platelets for most blood center needs.

Organ Preservation

        This effort will incorporate storage of organs involving experiments with animal organs to demonstrate our ability to harvest, store and transplant organs. The goal is to achieve a level of physical condition and viability of these organs that is equal to or superior to present storage methods and storage times. The development process includes the development of solutions, cooling methods and possibly the use of chambers to protect organs from freezing at sub-zero storage temperatures.

Test Results

Non-clinical experiments and tests of platelet preservation and other research and development activities are being conducted in Russia as well as production of prototype and pre-production hyperbaric units used to store platelets at sub-zero temperatures. Recent tests of platelets stored under refrigeration include morphology, HSR and ESC- tests that may predict the behavior and survival of stored platelets after infusion in patients. Normally, platelets stored at refrigerated temperatures for only a few hours change their shape and become spherical. Such platelets are not useful for the major cancer market because they are quickly removed from circulation by the body. The platelets used in our tests were prepared using a proprietary process which includes a set of solutions and methods to allow platelets to be refrigerated without causing activation or shape change. We are continuing to conduct experiments to find the optimal conditions of storage at refrigerated temperatures. Currently, we were able to achieve up to 24 hours of refrigerated storage of platelets with up to 68% remaining discs. Up to 13% of the platelets remain discs after five days of storage. Subsequent tests indicated very little disc loss after the first 24 hours of storage, where disc percentage remained essentially constant for 72 hours, which was the limit of these particular tests. We are optimistic that we will achieve our goal to store platelets under refrigeration for 7 to 9 days and still retain 50% or greater discs.

Product Development

We have engaged Quintiles, Inc., an international regulatory consulting firm, to assist with planning and managing the regulatory approval process. This firm specializes in the design and implementation of regulatory strategies, including experiment design and monitoring. Thus far we have used it only on a limited basis, as we have not yet started clinical trials. We anticipate that Quintiles' participation will increase as we meet with the FDA to proceed with clinical trials.

As an overall strategy, we intend to limit the system claims for our Plexlife system and to progressively expand them as FDA and/or EU approval is granted for each succeeding claim. We also plan to market our first products in countries that have relaxed regulatory requirements for product sales. We believe that this should provide a shorter time to market.

Distribution, Sales and Customers

It is our intent to market our platelet preservation products to blood centers and hospitals through established medical specialty dealers and distributors or equipment manufacturers that currently supply products to the market. Similar strategies will be employed for other future preservation products. It is our plan to license the manufacturing, sales and distribution of our Phemtest product to a manufacturer that sells feminine disposable products to the market. As we are in the development stage of operations, we currently have no customers and dependency on particular customers cannot be anticipated at this time. Sources and Availability of Raw Materials

        Since we are in the development stage, we have not yet begun to manufacture our products. Our products, as manufactured, should not use any exotic or hard to find raw materials and we believe that suppliers can be identified. We are constantly reviewing the materials used in the development process, with particular attention to availability and future cost. We cannot currently anticipate what the availability of materials and suppliers will be at the time our products enter production.

Our Disposable Phemtest Test System

        On September 1, 1998, we entered into a purchase agreement with Paul Okimoto, one of our officers and directors, acquiring all patent rights owned by Mr. Okimoto to a disposable test device called Phemtest. Mr. Okimoto received no cash payment in consideration for the assignment of the above mentioned patents. The product, a disposable vaginal disease test device for women, was developed during the early 1980's and the first patent application was filed in 1985. It is based on the pH level reading of the vaginal tract to determine the presence of bacterial infection. A pH reading of higher than
4.5 is an indication that a pathology exists and that the patient should see a physician for precise diagnosis and treatment. The prototype has a retractable tip that can be extended well into the vestibule of the vagina.

        Our product development efforts remain focused on the PlexLife system for platelet preservation. Therefore we intend to find a suitable licensee who is capable of completing the steps necessary to manufacture, and market the Phemtest product. To date, we have not located such a licensee, and there can be no assurance that a licensee will be obtained, or that we can negotiate a license on favorable terms. FDA approval of the Phemtest product will also be required; we have not commenced the testing process required for such approval. Competition

As a development stage company, we are entering a biological material preservation market that is presently addressed by large companies with extensive financial resources. Those companies include DuPont and Baxter, among others. Additionally, smaller companies with which we may compete include LifeCell for platelet preservation, Cerus for viral inactivation for platelets and other blood products and Cryo Life for preserving heart valves by cryo-preservation. We believe that these companies are active in research and development of biological material preservation; however, we do not know the current status of their development efforts. Most of the above competitors have significantly greater financial resources, technical expertise and managerial capabilities than we currently possess.

LifeCell Corporation is attempting to develop and obtain FDA approval for extending the storage time of blood platelets using cryo-preservatives. Cerus Corporation has developed a viral inactivation product for platelets that is intended to eliminate or reduce viral testing requirements. This product is now in clinical trials. These products if approved could have a material adverse impact on the market for extending platelet storage times using our technology. We believe that most, if not all, of our competitors use toxic chemicals such as Dimethyl Sulfoxide (DMSO) to preserve platelets, and store organs and other biologic material. It is our intent to achieve longer preservation of such material and provide higher quality material by using non-toxic solutions and by storing the biologic material at refrigerated temperatures for moderate storage times and below the freezing point of water, without destroying the cellular integrity of the material, for longer storage times. We also believe that our approach will be inexpensive in comparison to alternative preservation methods because the toxic solutions used by our competition must be removed from the material before use in most cases. The solution we use for platelet preservation is intended to be directly usable.

Intellectual Property

        We consider our intellectual property to be a key cornerstone and asset of our business. As such, the intellectual property, which consists of applied-for patents, trade secrets, copyrights and know-how will be both developed and protected. We plan to gain wide protection for our intellectual property worldwide by patent and trademark filings in major foreign markets as well as the careful protection of trade secrets through contract and procedure. In addition to the previous patent application filings, we recently filed a provisional patent application in June 2001.

Prior to the formation of our company, Vladimir Serebrennikov, our Technical Director of Research and Development, conducted independent research over a ten-year period, involving research concerning the preservation of biologic material using high pressure. After we were formed on February 26, 1998, the knowledge he gained was applied to the preservation of blood platelets, our primary market focus. New methods were developed in the container hardware design, processes and solutions for platelets, which continue to evolve as we continue our research and development efforts.

        On June 1, 1998, we were assigned the entire worldwide right, title and interest in a preservation technology applicable to, but not limited to platelets (a blood component), red blood cells, heart valves, tissue and organs. This technology concerned all of the discoveries, concepts and ideas whether patentable or not, invented and developed by Messrs. Leonid Babak and Vladimir Serebrennikov. The assignment was in exchange for our issuance of 877,500 shares of common stock to each of Messrs. Babak and Serebrennikov, valued at the time of issuance at $0.0025 per share.

          Since this assignment, we have been performing further research and development on the technology assigned, and have filed one patent application and a continuation in part, as described elsewhere herein. We anticipate filing additional patents on other aspects of the technology assigned by Messrs. Babak and Serebrennikov as additional inventions are reduced to practice.

A patent covering the hardware design of the container, preservation methodologies and processes was filed by us on October 31, 1998 followed by a continuation-in-part (CIP), which was filed in February of 1999 covering our solutions and other preservation methodologies. We expect that additional patents will follow for organ preservation and other biologic material as such systems are developed.

We filed an international application with the Patent Cooperation Treaty based on our U.S. patent application, designating all countries and regions on October 12, 1999. We believe that the patent and its extensions will protect the current core technology and provide us with a long-term competitive advantage in the market.

New processes for preserving platelets were developed by us, which we have proceeded to patent. Although we believe that our methods for preserving platelets are patentable, there can be no assurance that we will be granted a patent. If such patents are not granted, this could have a material adverse effect on our ability to compete with other companies that have much greater financial and technical resources than we currently possess.

        We purchased the patents for a product titled Phemtest from Paul Okimoto, an officer and director, on September 1, 1998. The patents "VAGINAL TESTING APPLICATOR AND METHOD", Patent Number 4,784,158, was issued November 15, 1988, and "BODY CAVITY SPECIMEN COLLECTING AND TESTING APPARATUS", Patent Number 4,945,921, was issued August 7, 1990. Pursuant to the purchase agreement for the patents, we paid $1,375 to the law firm of Flehr, Hohbach, Test and Herbert as a patent maintenance fee to assure that the patents would remain in force. We also agreed to pay Mr. Okimoto a royalty payment of 5% of gross sales of Phemtest for the next five years. The first $16,000 in royalty payments are to be paid to a law firm to be designated by Mr. Okimoto, the next $75,000 in royalties are to be paid to Mr. Okimoto in shares of our common stock, valued at $2.00 per share, and the remaining royalties to be paid to Mr. Okimoto, if any, are to be paid in cash. Government Regulation

The FDA and the European Union ("EU") have regulations for the marketability of medical solutions and equipment. We have not developed our products to the level where these approval processes can be started.

        We believe that all of the products currently in development will require FDA approval prior to marketing. Our initial products are at the prototype development stage and preclinical testing. We intend to submit our initial Investigational New Drug Exemption ("IND") and Investigational Device Exemption ("IDE") as soon as sufficient preclinical data is obtained. Both of the IND and IDE must be filed with the FDA prior to conducting clinical trials on human subjects. The success completion of clinical trials is the final step toward receiving FDA approval of our product for marketing.

Our anticipated first product is a set of solutions and process used to store platelets at refrigerated temperatures by blood centers. As such, we must obtain regulatory approval from the FDA to market the solutions and process. In addition, if a device is required in the processing or storage of platelets, we must obtain regulatory approval from the FDA to market the device and the platelet product to be stored in our device.

We intend to pursue 510(k) approval from the FDA for our storage device, although there is a possibility that the FDA could determine that an application for a new device may be required. A 510(k) submission will require a showing of "substantial equivalence" to one or more legally marketed devices. Regulatory review of a 510(k) application should take a few months less than that for a new device application. We believe that in either case the data required would be approximately the same preclinical and clinical data demonstrating safety and efficacy.

In order for us to receive FDA 510(k) approval, we believe that we will need to show that platelets stored utilizing our device must be equivalent to platelets stored using currently approved methods. We would do these utilizing laboratory tests of platelet function and results of a clinical trial. If we determine that we will pursue new claims for platelets stored using our device, more extensive clinical trials would be necessary. We do not expect to pursue new claims initially, even if we believe that some may be supported by our research.

We currently intend to file our initial IND/IDE within the first half of 2002. Depending on the outcome of clinical trials and the claims submitted for approval, we believe that it could take as long as two to four years to obtain needed data, submit requests for marketing approval, and obtain regulatory approval or denial.

Russian regulations governing patents and procedures for ownership of patents are similar to those in the U.S., as they state that any patentable products or ideas developed through the branch personnel will be our property as long as an agreement with employees and outside sub-contract personnel stipulate that such inventions shall be assigned to us. This is similar to U.S. law. It is our practice to require that all personnel and outside contractors sign such an agreement.

        The assignment of products developed or patents granted prior to any payment by us for the development of a product would require approval by the Russian government. Even though Mr. Serebrennikov holds some patents individually which could relate to our technology, we have elected not to purchase these existing patents held by Mr. Serebrennikov because they have become public domain outside of Russia, and because we do not feel that they are important to our business.

        As an approved medical device, our storage product must be manufactured according to Quality Systems Regulations ("QSR") and Good Manufacturing Practices ("GMP"). We intend to be in compliance with these regulations during product development. It is our plan to manufacture devices through contract manufacturers experienced in the FDA regulations and familiar
with QSR requirements and whose facilities are  in compliance with QSR.   We
intend to audit all contract manufacturers to help assure proper compliance. Components of our device are comprised of usual metals, plastics, and electronic parts and should generate no unusual disposal streams. Employees

We presently have 17 employees, six in the U.S. and 11 in Russia. Our employees are currently not represented by a collective bargaining agreement, and we believe that our relations with our employees are good.

Property

We currently own no real property and have no interest in any real property. We have not yet entered into a lease on facilities in the United States. Our principal address as reported herein is the residence of one of our employees. Although the real estate leasehold market in California is highly competitive, we believe that as we require facilities in California we will be able to find such available facilities at a reasonable cost.

        Our primary research and development effort is conducted at our facility in Kransnoyark, Russia. We employ eleven people at that facility, including researchers and support personnel. We have also conducted platelet experiments at the Sacramento Blood Foundation in Sacramento, California on a contract basis since April of 1999. The experiments are conducted under our direction, but using the Foundation's personnel.

Legal Proceedings

        We are not aware of any threatened legal proceedings to which we are a party.

                                MANAGEMENT

Executive Officers and Directors

The following table sets forth the names and positions of our directors and executive officers and other key personnel as of September 30, 2001:

Name                            Age     Position
--------------------------      ---     --------------------------------------
Harry Masuda                    57      President, Chief Executive Officer,
                                        and a Director

Paul Okimoto                    66      Chairman of the Board and
                                        Executive Vice President

Rocky Umar                      66      Vice President, Strategic Planning

Robert Strom                    59      Vice President, Marketing and Sales

Dr. Luis Toledo                 57      Chief Medical Officer

Dr. David Lucas                 59      Scientific Director

George Tsukuda                  57      Director

Leonid Babak                    52      Branch Chief of Russian Operations

Dr. Vladimir Serebrennikov      52      Technical Director of Research and
                                        Development for Preservation Systems

------------------------------------------------------------------------------

        There is no family relationship between any of our directors and executive officers.

Each Director holds office until the next annual meeting of the shareholders or until his successor is elected and duly qualified. Executive officers are appointed by and serve at the pleasure of the Board of Directors. The following sets forth biographical information concerning our directors, executive officers and key personnel for at least the past five years:

        HARRY MASUDA joined us in February 1998 as our Chief Executive Officer, President, and a Director. Mr. Masuda is the former president of several high tech companies including Piiceon, Inc., a manufacturer of computer peripheral products for microcomputers. Mr. Masuda also founded HK Microwave; a manufacturer of high frequency phase locked oscillators used in cellular telephone base stations, later acquired by Dynatech Corporation. Mr. Masuda received his BSEE and MSEE from San Jose State University. From October 1997 to February 1998, Mr. Masuda was a business consultant, and he served as President of International Web Exchange from July 1995 to October 1997.

        PAUL OKIMOTO joined us in February 1998 as Executive Vice President
and a Director.   Mr. Okimoto served as President of Sanhill Systems from 1991 to January 1998.

        LUIS TOLEDO, M.D., PhD. became our Chief Medical Officer in March 2000. Dr. Toledo is an internationally recognized authority on organ transplantation and preservation. He has authored 10 books on transplantation and related subjects, authored or co-authored 500 scientific publications, and contributed to chapters of 77 books. Dr. Toledo has held many medical staff positions including: Co-Chief, Transplantation and Director, Surgical Research at the Henry Ford Hospital and Chief, Transplantation and Director, Research at Mount Carmel Mercy Hospital. He is also currently the Director of Research at the Borgess Medical Center and is Director of the Michigan Transplant Institute. He also serves as Professor of Surgery and Director, Experimental Research Program at Michigan State University.

        ROCKY UMAR joined us in May 1998 as Vice President of Marketing; in March 2001 he became our Vice President, Strategic Planning. Mr. Umar was an Information Systems Consultant from 1993 to April 1998. Prior to consulting, Mr. Umar served as Senior Executive for Product Management, Marketing and Sales at Cogar Corporation, and was responsible for acquisitions, marketing and sales, and planning for Singer Company, Business Machines Division. Mr. Umar was also CEO of Witek, Inc. a wireless technology company.

        ROBERT STROM joined us in March 2001 as Vice President of Marketing
and Sales.   Mr. Strom started a newspaper, The Prince George Progress, in
1963 at the age of 20. After selling his publishing business seven years later, he became a partner in ACI, Inc., a New York-based cosmetics company, where he managed all sales and marketing activities. Mr. Strom subsequently founded Cosmania, an international cosmetics company that he sold to American International, Inc. in 1996.

DAVID LUCAS, Ph.D. joined us in January 1999 as Scientific Director. Dr. Lucas obtained BA and Ph.D. degrees in Microbiology and Immunology from Duke University and did postdoctoral work at Harvard Medical Center. He served as a faculty member at the University of Arizona for 16 years, where he taught medical students and graduate students. Previous industry positions were as Director of Research for American Qualex, an immunochemical company; Vice President of Protein Technology, where he developed veterinary biologic products; Vice President for Research and Technology Transfer at Children's Hospital Oakland; and President of PediaPharm Corporation, a development stage pharmaceutical products company. Dr. Lucas was President of PediaPharm from 1994 to October 1998.

        GEORGE TSUKUDA became a member of our Board of Directors in February 1998. Mr. Tsukuda was self-employed as a psychotherapist from 1987 to September 1996, working primarily with children doing play therapy. After terminating his practice, he worked full-time on completing his doctoral dissertation in clinical social work through Smith College School of Social Work in Northhampton, Massachusetts. Mr. Tsukuda received his Ph.D. in August of 1998. Mr. Tsukuda has also been a Freelance Writer since August 1998.

        LEONID BABAK joined us in February 1998 as Branch Chief of Russian Operations. Mr. Babak graduated with a degree in physics and mathematics from Krasnoyarsk State University in Russia. He has held various positions within the University and the Geophysics department for the Metallurgy Ministry. Mr. Babak also served as President of Sibina TK, a trading company, from 1997 to February 1998, and was President of Krasnoyarsk Marketing from 1992 to 1997.

        VLADIMIR SEREBRENNIKOV joined us in February 1998 as our Director, Research and Development of Preservation Systems. He received a degree in physics from Krasnoyarsk State University in Russia and a doctoral degree in physics from the same university, specializing in high hydrostatic pressure research. He taught physics at Krasnoyarsk State University for a number of years and published numerous scientific papers related to high-pressure research phenomena. Dr. Serebrennikov has received a number of patents related to high-pressure storage of biological material at low temperatures.

Committees of the Board of Directors

        We do not currently have an Audit Committee, Compensation Committee or any other committee of the Board of Directors.

Directors' Compensation

        Directors who are also our employees receive no additional compensation for serving on the Board. We reimburse non-employee Directors for all travel and other expenses incurred in connection with attending meetings of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

        We did not have a Compensation Committee or any other committee of the Board of Directors performing similar functions during the years ended December 31, 1999 and 2000. Mr. Harry Masuda, our Chief Executive Officer, participated in deliberations of the Board of Directors relating to his compensation.

Section 16(a) Beneficial Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and Directors, and persons who own more than ten percent of a class of our capital stock, to file reports of ownership and changes in their ownership with the Securities and Exchange Commission. These persons are required to furnish us with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of such forms received by us, we believe that during the year ended December 31, 2000, Messrs. Masuda, Umar, Strom and Tsukuda did not timely file a Form 3, and Mr. Masuda did not timely file certain Form 4s.

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to our Chief Executive Officer (the "Named Executive Officer") during the years ended December 31, 2000 and 1999. No other executive officer received cash compensation in excess of $100,000 during these years.

---------------------------------------------------------------------------
                      SUMMARY COMPENSATION TABLE (1)
---------------------------------------------------------------------------
                                              ANNUAL COMPENSATION
---------------------------------------------------------------------------
                                        YEAR                    SALARY
---------------------------------------------------------------------------
H. Masuda, Chief Executive Officer      2000                   $52,000
                                        1999                   $66,000
---------------------------------------------------------------------------

(1) The Columns for "Bonus", "Other Annual Compensation", "Restricted Stock Awards", "Securities underlying Options/SARs", "LTIP Payouts" and "All Other Compensation" have been omitted because there is no compensation required to be reported.

Option/SAR Grants in Last Fiscal Year

        No options or stock appreciation rights were granted to the Named Executive Officer during the year ended December 31, 2000.

Option Exercises and Year-End Option Values

        No options were exercised by the Named Executive Officer during the year ended December 31, 2000. At December 31, 2000, the Named Executive Officer did not hold any options to purchase our common stock.

Employment Agreements And Termination Of Employment And Change Of Control Arrangements

In May 1998, we entered into an employment agreement with Rocky Umar, employing him as our Vice President of Marketing for a minimum term of one year for a salary ranging from $2,000 per month to $10,000 per month, depending upon performance. This agreement also includes the payment of a commission equal to one percent of our sales in excess of $1,500,000 over a consecutive six-month period, not to exceed a $100,000 commission per 12-month period. Mr. Umar was also granted an option to purchase 200,000 shares of restricted common stock at $.025 per share pursuant to our Statutory Incentive Stock Option Plan. Mr. Umar is also eligible for a bonus of up to $5,000 after the first year of employment, for the sole purpose of exercising the stock options.

In June 1998, we entered into an employment agreement with Vladimir Serebrennikov, employing him as the Technical Director of Preservation Systems for a minimum one-year term. The agreement provides for the payment to Mr. Serebrennikov of $400 per month, which salary may be adjusted, with a bonus of $25,000 upon the successful completion of project milestones set forth in the employment agreement. On the same date, we entered into an Agreement of Assignment of Patent and Technology with Mr. Serebrennikov, wherein Mr. Serebrennikov assigned to us the entire worldwide right, title and interest in and to his technology for preserving and transporting biologic and non-biologic material and in and to all of his discoveries, concepts and ideas, whether patentable or not. Pursuant to this agreement, Mr. Serebrennikov received 877,500 shares, valued at $0.0025 per share, of our restricted common stock.

In June 1998, we entered into an employment agreement with Leonid Babak, providing for his employment as the Branch Chief of Russian Operations for a minimum one-year term. The agreement provides for a salary of $400 per month, which salary may be adjusted, with a bonus of $5,000 upon the successful completion of project milestones set forth in the employment agreement. On the same date, we also entered into an Agreement of Assignment of Patent and Technology with Mr. Babak. Mr. Babak assigned to us the entire worldwide right, title and interest in and to his technology for preserving and transporting biologic and non-biologic material and in and to all of his discoveries, concepts and ideas, whether patentable or not. Pursuant to this agreement, Mr. Babak received 877,500 shares, valued at $0.0025 per share, of our restricted common stock.

Limitation of Liability and Indemnification

Our Articles of Incorporation and By-laws provide for indemnification of our officers and directors to the fullest extent permissible under California law. Additionally, we have entered into indemnification agreements with each of our officers and Directors, and therefore purchasers of these securities may have a more limited right of action than they would have except for this limitation in the Articles of Incorporation and By-laws. These agreements provide, in general, that we shall indemnify and hold harmless such directors and officers to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement, and expenses, including attorneys' fees and disbursements, incurred in connection with, or in any way arising out of, any claim, action or proceeding against, or affecting, such directors and officers resulting from, relating to or in any way arising out of, the service of such persons as our directors and officers.

        There are presently no material pending legal proceedings to which a director, officer and employee of ours is a party. There is no pending litigation or proceeding involving one of our directors, officers, employees or other agents as to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

We currently do not have directors' and officers' liability insurance to defend and indemnify directors and officers who are subject to claims made against them for their actions and omissions as directors and officers. We intend to purchase this insurance when funds are available.

        To the extent provisions of our articles of incorporation provide for indemnification of directors for liabilities arising under the Securities Act of 1933 or the Securities Exchange Act of 1934, those provisions are, in the opinion of the Securities and Exchange Commission, against public policy and therefore are unenforceable.

RELATED PARTY TRANSACTIONS

        The following describes transactions to which we were or are a party and in which any of our directors, officers, or significant stockholders, or members of the immediate family of any of the foregoing persons, had or has a direct or indirect material interest.

In May 1998, we entered into an employment agreement with Rocky Umar, employing him as our Vice President of Marketing for a minimum term of one year for a salary ranging from $2,000 per month to $10,000 per month, depending upon performance. This agreement also includes the payment of a commission equal to one percent of our sales in excess of $1,500,000 over a consecutive six-month period, not to exceed a $100,000 commission per 12-month period. Mr. Umar was also granted an option to purchase 200,000 shares of restricted common stock at $.025 per share pursuant to our Statutory Incentive Stock Option Plan. Mr. Umar is also eligible for a bonus of up to $5,000 after the first year of employment, for the sole purpose of exercising the stock options.

In June 1998, we entered into an employment agreement with Vladimir Serebrennikov, employing him as the Technical Director of Preservation Systems for a minimum one-year term. The agreement provides for the payment to Mr. Serebrennikov of $400 per month, which salary may be adjusted, with a bonus of $25,000 upon the successful completion of project milestones set forth in the employment agreement. On the same date, we entered into an Agreement of Assignment of Patent and Technology with Mr. Serebrennikov, wherein Mr. Serebrennikov assigned to us the entire worldwide right, title and interest in and to his technology for preserving and transporting biologic and non-biologic material and in and to all of his discoveries, concepts and ideas, whether patentable or not. Pursuant to this agreement, Mr. Serebrennikov received 877,500 shares, valued at $0.0025 per share, of our restricted common stock.

        In June 1998, we entered into an employment agreement with Leonid Babak, providing for his employment as the Branch Chief of Russian Operations for a minimum one-year term. The agreement provides for a salary of $400 per month, which salary may be adjusted, with a bonus of $5,000 upon the successful completion of project milestones set forth in the employment agreement. On the same date, we also entered into an Agreement of Assignment of Patent and Technology with Mr. Babak. Mr. Babak assigned to us the entire worldwide right, title and interest in and to his technology for preserving and transporting biologic and non-biologic material and in and to all of his discoveries, concepts and ideas, whether patentable or not. Pursuant to this agreement, Mr. Babak received 877,500 shares, valued at $0.0025 per share, of our restricted common stock.

On May 28, 1998, we entered into a Consultant Agreement with Dr. Luis Toledo, whereby Dr. Toledo was appointed to our advisory board for a minimum term of one year. The agreement also provides for a payment to Dr. Toledo of a commission equal to five percent of all sales within the organ transplant market for a five-year period from the date of the agreement, so long as Dr. Toledo remains a consultant and advisory board member. This commission is limited to a total of $1,000,000. Dr. Toledo has also been granted options to purchase 200,000 shares of restricted common stock at $.025 per share pursuant to our Non-Statutory Incentive Stock Option Plan, and is eligible for a bonus of up to $5,000 after the first year as a consultant and advisory board member up to the expiration of the stock options for the sole purpose of exercising the stock options.

On June 24, 1998, we invited Eric Slayton, President of Global Healthcare, to be a member of our advisory board. We granted to Mr. Slayton an option to purchase 40,000 shares of restricted common stock at $.025 per share pursuant to our Non-Statutory Incentive Stock Option Plan.

        We purchased the patents for a product titled Phemtest from Paul Okimoto, an officer and director, on September 1, 1998. The patents "VAGINAL TESTING APPLICATOR AND METHOD", Patent Number 4,784,158, was issued November 15, 1988, and "BODY CAVITY SPECIMEN COLLECTING AND TESTING APPARATUS", Patent Number 4,945,921, was issued August 7, 1990. Pursuant to the purchase agreement for the patents, we paid $1,375 to the law firm of Flehr, Hohbach, Test and Herbert as a patent maintenance fee to assure that the patents would remain in force. We also agreed to pay Mr. Okimoto a royalty payment of 5% of gross sales of Phemtest for the next five years. The first $16,000 in royalty payments are to be paid to a law firm to be designated by Mr. Okimoto, the next $75,000 in royalties are to be paid to Mr. Okimoto in shares of our common stock, valued at $2.00 per share, and the remaining royalties to be paid to Mr. Okimoto, if any, are to be paid in cash.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of December 31, 2000, by each person or group of affiliated persons who we know beneficially owned 5% or more of our common stock, each of our directors, and all of our directors and executive officers as a group. All of the share numbers are calculated to include the effect of a one to four stock split, effective July 21, 1998.

        Unless otherwise indicated in the footnotes to the table, the following individuals have sole vesting and sole investment control with respect to the shares they beneficially own. The amount of shares owned by each shareholder in the following table was calculated pursuant to Rule 13d-3(d) of the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by each other person listed. The total number of outstanding shares of common stock at November 12, 2001 is 13,424,100.

Principal Shareholders Name       Number of     Percent of Outstanding    Percent of Outstanding
and Address                     Shares Owned    Shares Before Offering    Shares After Offering
----------------------------    ------------    ----------------------    ----------------------
Harry Masuda
1127 Harker Avenue
Palo Alto, CA 94301                921,300               6.9%                      3.9%
YN Faarkaghyn Shiaght Lorne;
House Trust Limited(1)
669 35th Street
Richmond, CA 94805                 917,500               6.8%                      3.9%

Paul Okimoto
669 35th Street
Richmond, CA 94805                 917,500               6.8%                      3.9%

Leonid Babak
31 Apt. 16; Novaja Zarja St.
Krasnoyarsk, Russia 66028          877,500               6.5%                      3.7%

Vladimir Serebrennikov
1A Apt 53 Academgorodok
Krasnoyarsk, Russia 66036          877,500               6.5%                      3.7%

Max C. Tanner
2950 E. Flamingo Rd.; Suite G
Las Vegas, NV 89121                800,000               6.0%                      3.4%

All Officers and Directors
as a Group (nine persons)        2,257,847              16.8%                      9.6%



(1) Paul Okimoto, an officer and director of the Company, acted as Trustee in receiving and forwarding these shares to YN Faarkaghyn Shiaght Lorne House Trust Limited, for the benefit of Mark Tameichi Okimoto, Michael Akira Okimoto, Eric Yoshiro Okimoto, Daryl Takashi Okimoto, Mary T. Hernandez and Betty Yamaguchi. The permanent Trustee is Ronald Buchanan of Lorne House Management Ltd. Mr. Okimoto expressly disclaims beneficial ownership of said shares.

        As indicated in the table above, our executive officers and directors beneficially own, in the aggregate, 16.8% of our outstanding common stock.
As a result these stockholders may, as a practical matter, be able to influence all matters requiring stockholder approval including the election of directors, merger or consolidation and the sale of all or substantially all of our assets. This concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock.

DESCRIPTION OF CAPITAL STOCK

        The descriptions in this section and in other sections of this prospectus of our securities and various provisions of our articles of incorporation and our bylaws are descriptions of the material terms of our securities. Our articles of incorporation and bylaws have been filed with the Securities and Exchange Commission as exhibits to this registration statement of which this prospectus forms a part.

Common Stock. Our authorized capital stock consists of 50,000,000 shares of common stock, no par value per share. The holders of common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution or winding up of the affairs of the Company; (iii) do not have preemptive subscription or conversion rights and there are no redemption rights applicable thereto; and (iv) are entitled to cumulative voting on all matters which shareholders may vote on at all meetings of shareholders. The holders of shares of our common stock have cumulative voting rights pursuant to the California General Corporation Law. Upon the effective election of cumulative voting by any shareholder, each shareholder entitled to vote at any election of directors may cumulate such shareholder votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder sees fit.

To date, we have not paid or declared any dividends and we have no intention of declaring or paying any dividends in the foreseeable future. If we decide to pay dividends, that decision will be made by our Board of Directors, which will likely consider, among other things, our earnings, our capital requirements and our financial condition, as well as other relevant factors.

Preferred Stock.  We currently do not have any authorized preferred stock.

Transfer Agent and Registrar

We have engaged the services of First American Stock Transfer as our transfer agent and registrar.

SHARES ELIGIBLE FOR FUTURE SALE

        On November 12, 2001, 13,424,100 shares of our common stock were outstanding, and 1,448,000 shares of common stock were subject to options granted under our Stock Option Plans and otherwise. Of the outstanding shares, 1,804,098 shares of common stock are immediately eligible for sale in the public market without restriction or further registration under the Securities Act of 1933, as amended (the "Act") unless purchased by or issued to any "affiliate" of ours, as that term is defined in Rule 144 promulgated under the Act. All other outstanding shares of our common stock are "restricted securities" as such term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rules 144, 144(k) or 701 promulgated under the Act or another exemption from registration.

        In general, under Rule 144 as currently in effect, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to various restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

        There has been very limited trading volume in our common stock to date. Sales of substantial amounts of our common stock under Rule 144, this prospectus or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities.

PLAN OF DISTRIBUTION

        We and any of our pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sales may be at fixed or negotiated prices. We may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- short sales;

- broker-dealer may agree with us to sell a specified number of such shares at a stipulated price per share;

- a combination of any such methods of sale; and

- any other method permitted pursuant to applicable law.

We may also engage in puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. We may pledge the shares to brokers under the margin provisions of customer agreements. If we default on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by us may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from us, or, of any broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated. We do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        We and any broker-dealers or agents that are involved in selling the shares may deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the shares.

        If dealers are used in any of the sales of common stock covered by this prospectus, we will sell common stock to dealers as principals. The dealers may then resell the common stock to the public at varying prices the dealers determine at the time of resale. The names of the dealers and the terms of the transactions will be set forth in a prospectus supplement.

        We may sell the common stock directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale thereof. The terms of any such sales will be described in a prospectus supplement.

        If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

        Agents, dealers and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on our behalf.

LEGAL MATTERS

        The validity of the issuance of the common stock offered hereby will be passed upon for us by Silicon Valley Law Group, San Jose, California.

EXPERTS

        The financial statements at December 31, 2000, and for the two years then ended, included in this prospectus have been audited by L.L. Bradford & Company, LLC, independent certified public accountants, to the extent and for the periods set forth in their report, which contains an explanatory paragraph regarding our ability to continue as a going concern, appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission a Registration Statement on Form SB-2. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted, and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract, agreement or other document. You may review a copy of the Registration Statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

        The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

        We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

        Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

        You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell, nor soliciting an offer to buy, these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

INDEX TO FINANCIAL STATEMENTS



Unaudited Financial Statements at September 30, 2001 and for the
 Nine Months Then Ended
                                                                           Page
                                                                           ----
  Balance Sheet (unaudited)............................................... F-2
  Statements of Operations (unaudited).................................... F-3
  Statement of Stockholders' Deficit (unaudited).......................... F-4
  Statements of Cash Flows (unaudited).................................... F-6
  Notes to Financial Statements (unaudited)............................... F-7

Financial Statements at December 31, 2000 and for the
  Two Years Then Ended

  Report of Independent Certified Public Accountants...................... F-10
  Balance Sheet........................................................... F-11
  Statements of Operations................................................ F-12
  Statement of Stockholders' Equity....................................... F-13
  Statements of Cash Flow................................................. F-16
  Notes to Financial Statements........................................... F-17

                                  HYPERBARIC SYSTEMS
                             (A DEVELOPMENT STAGE COMPANY)
                                    BALANCE SHEET
                                  SEPTEMBER 30, 2001
                                     (UNAUDITED)

ASSETS

Current assets
                Cash                                         $      201,200
                Prepaid expenses and other current assets            30,400
                                                                  ---------
                        Total current assets                        231,600
Fixed assets, net                                                     6,200
                                                                  ---------
  Total assets                                               $      237,800
                                                                  =========
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
                Accounts payable                             $       63,200
                Accrued liabilities                                 105,000
                Stockholder payables                                178,400
Stock subject to rescission                                          88,600
                                                                  ---------
                        Total current liabilities                   435,200
                                                                  ---------
Total liabilities                                                   435,200
        Commitments and contingencies                                     -
        Stockholders' deficit
    Common stock; no par or stated value; 50,000,000
     shares authorized, 13,424,100 shares issued and
     outstanding                                                  6,617,900
            Other receivables                                      (502,300)
        Accumulated deficit during development stage             (6,313,000)
                                                                  ---------
                      Total stockholders' deficit                  (197,400)
                                                                  ---------
               Total liabilities and stockholders' deficit    $     237,800
                                                                  =========
See accompanying Notes to Financial Statements.

                                  HYPERBARIC SYSTEMS
                             (A DEVELOPMENT STAGE COMPANY)
                               STATEMENTS OF OPERATIONS
                                     (UNAUDITED)

                                                                                                                      February 26,
                                                                                                                         1998
                                                                                                                      (Inception)
                                                         Three Months Ended                 Nine Months Ended          Through
                                                           September 30,                        June 30,             September 30,
                                                         2001          2000                2001          2000            2001
Revenue                                            $        --      $      --       $        --      $       --      $        --
Operating expenses
        General and administrative
                Stock based compensation               656,300         63,600           826,300         904,400        2,615,000
                Other general and administrative       209,800        119,500           503,600         518,800        1,861,500
                        expenses
        Total general and administrative               866,100        183,100         1,329,900       1,423,200        4,476,500
        Research and development                        66,800         89,600           207,900         251,500          773,900
        Sales and marketing                             12,700          9,600            38,100          50,000          168,100
        Total operating expenses                       945,600        282,300         1,575,900       1,724,700        5,418,500
Loss from operations                                  (945,600)      (282,300)       (1,575,900)     (1,724,700)      (5,418,500)
Other income (expense)
        Loan fees                                     (562,500)            --          (656,200)             --         (656,200)
        Interest income                                     --             --                --             400            2,500
        Interest expense                               (30,100)       (29,100)          (75,000)        (87,400)        (238,400)
Loss before provision for income taxes              (1,538,200)      (311,400)       (2,307,100)     (1,811,700)      (6,310,600)
Provision for income taxes                                  --             --                --             800            2,400
Net loss                                           $(1,538,200)    $ (311,400)      $(2,307,100)    $(1,812,500)     $(6,313,000)
Basic and diluted loss per share                   $     (0.12)    $    (0.04)      $     (0.19)    $     (0.26)     $     (0.94)
Basic and diluted weighted average common
 shares outstanding                                 12,627,700      7,081,600        12,206,600       6,879,400        6,734,700

See accompanying Notes to Financial Statements.


                                  HYPERBARIC SYSTEMS
                             (A DEVELOPMENT STAGE COMPANY)
                          STATEMENT OF STOCKHOLDERS' DEFICIT
                                     (UNAUDITED)

                                                                            Loan Fees            Prepaid
                                                                        Related to Option       Consulting
                                                    Common Stock           to Purchase        Services Paid in
                                                   Shares  Amount         Common Stock         Common Stock
Balance, December 31, 2000                    $ 8,136,200  $3,818,600        $(656,200)       $  (195,200)

Issuance of common stock for cash (net
offering costs of $95,300)                      2,167,700     772,100               --                 --

Stock options and warrants exercised              734,200     153,000               --                 --

Issuance of common stock in
satisfaction of accounts payable                   67,600      24,800               --                 --

Satisfaction of accrued liabilities related
to granting warrants                                   --      18,100               --                 --

Satisfaction of stockholder payables
related to granting warrants                           --     274,000               --                 --

Issuance of common in satisfaction of
promissory note issued as a result of
rescission offering                               416,600     178,200               --                 --

Issuance of common stock in
satisfaction of convertible note payable
related party (including interest of
$82,700)                                          257,300     272,700               --                 --

Amortization of prepaid consulting
services                                               --          --               --            195,200

Issuance of common stock for services             184,500      91,200               --                 --

Stock based compensation related to
granting warrants and options                          --     280,200               --                 --

Deemed interest expense related to
conversion feature of note payable                     --      55,700               --                 --

Current period amortization of loan fees
related to options to purchase common
stock                                                  --          --          656,200                 --

Issuance of common stock for other
receivables                                       800,000     104,000               --                 --

Common shares due related to
termination of consulting agreement               510,000     398,300               --                 --

Issuance of common stock in exchange
for consulting agreement                          150,000     177,000               --                 --

Net loss                                               --          --               --                 --

Balance, September 30, 2001                   $13,424,100  $6,617,900        $      --        $        --

See accompanying Notes to Financial Statements.


                                  HYPERBARIC SYSTEMS
                             (A DEVELOPMENT STAGE COMPANY)
                     STATEMENT OF STOCKHOLDERS' DEFICIT (continued)
                                     (UNAUDITED)


                                                                                 Total
                                                    Other     Accumulated     Stockholders
                                                 Receivables     Deficit          Deficit
Balance, December 31, 2000                     $       --   $ (4,005,900)   $ (1,038,700)

Issuance of common stock for cash (net
offering costs of $95,300)                             --             --        772,1000

Stock options and warrants exercised                   --             --         153,000

Issuance of common stock in
satisfaction of accounts payable                       --             --          24,800

Satisfaction of accrued liabilities related
to granting warrants                                   --             --          18,100

Satisfaction of stockholder payables
related to granting warrants                           --             --         274,000

Issuance of common in satisfaction of
promissory note issued as a result of
rescission offering                                    --             --         178,200

Issuance of common stock in
satisfaction of convertible note payable
related party (including interest of
$82,700)                                               --             --         272,700

Amortization of prepaid consulting
services                                               --             --         195,200

Issuance of common stock for services                  --             --          91,200

Stock based compensation related to
granting warrants and options                          --             --         280,200

Deemed interest expense related to
conversion feature of note payable                     --             --          55,700

Current period amortization of loan fees
related to options to purchase common
stock                                                  --             --         656,200

Issuance of common stock for other
receivables                                      (104,000)            --              --

Common shares due related to
termination of consulting agreement              (398,300)            --              --

Issuance of common stock in exchange
for consulting agreement                               --             --         177,000

Net loss                                               --      (2,307,100)    (2,307,100)

Balance, September 30, 2001                   $  (502,300)   $ (6,313,000)  $   (197,400)


                                  HYPERBARIC SYSTEMS
                             (A DEVELOPMENT STAGE COMPANY)
                               STATEMENTS OF CASH FLOWS
                                     (UNAUDITED)

                                                                                                              February 26, 1998
                                                                                   Nine Months Ended             (Inception)
                                                                                     September 30,                 Through
                                                                                    2001      2000            September 30, 2001
Cash Flows From Operating Activities:
Net loss                                                                    $  (2,307,100)  $  (1,812,500)   $  (6,313,000)
        Adjustments to reconcile net loss to net
        cash used in operating activities:
        Stock based compensation                                                  826,300         904,400        2,615,000
        Depreciation                                                                1,200           1,200            3,600
        Deemed interest expense                                                    55,700              --           92,800
        Amortization of discount and loan fees on notes payable                   656,200          84,500          774,800
        Changes in operating assets liabilities:                                                       --               --
                Change in prepaid expenses and other assets                       (21,300)         (5,500)         (30,400)
                Change in bank overdraft                                             (500)             --               --
                Change in accounts payable                                        (23,900)         60,000           87,900
                Change in accrued liabilities                                     (16,100)        (82,400)         123,100
                Change in related party wages and accrued expenses                     --         133,100               --
                Change in stockholder payables                                    150,500              --          421,700
                Net cash used by operating activities                             679,000         (717,200)      (2,224,500)
Cash flows from investing activities:
Purchase of fixed assets                                                               --          (6,100)          (9,800)
                Net cash used by investing activities                                  --          (6,100)          (9,800)
Cash flows from financing activities:
        Proceeds from issuance of common stock                                    925,100         515,900        2,209,800
        Proceeds from borrowing on notes payable                                   24,000         161,700          323,100
        Principal payments on notes payable                                       (68,900)         (5,000)         (97,400)
                Net cash provided by financing activities                         880,200         672,600        2,435,500
Net increase (decrease) in cash and cash equivalents                              201,200         (50,700)         201,200
Cash and cash equivalents, beginning of period                                         --          52,100               --
Cash and Cash Equivalents, end of period                                          201,200   $       1,400    $     201,200
Supplemental Disclosure of Cash Flow Information:
        Cash paid for income taxes                                                     --   $          --    $       1,600
        Cash paid for interest                                                         --   $         600    $         200
Schedule of non-cash financing activities:
        Principal payments on notes payable through the issuance of
                common stock                                                           --   $          --    $       5,000
        Rescission of common stock related to Reg. D offering dated
                September 1, 1999 and February 2, 2000                                 --   $          --    $     334,400
        Loan fees related to options to purchase common stock                          --   $          --    $     750,000
        Issuance of common stock for prepaid consulting services                       --   $          --    $     335,100
        Issuance of common stock  in exchange for other receivable                104,000   $          --    $     104,000
        Issuance of common stock in satisfaction of accounts payable               24,800   $          --    $      24,800
        Satisfaction of accrued liabilities relating to granting warrants          18,100   $          --    $      18,100
        Satisfaction of stockholder payables related to granting of
                warrants and options                                              274,000   $          --    $     274,000
        Issuance of common stock for finder's fees                                 16,900   $          --    $      16,900
        Issuance of common stock in satisfaction of convertible note payable
                  related party                                                   190,000   $          --    $     190,000
        Issuance of common stock in satisfaction of promissory note issued
                as a result of rescission offering                          $     178,200   $          --    $     245,700

See accompanying Notes to Financial Statements


                             HYPERBARIC SYSTEMS
                        (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO FINANCIAL STATEMENTS
                                (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The financial statements should be read in conjunction with the Form 10-KSB for the year ended December 31, 2000 of HyperBaric Systems (the Company).

The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for the full year. In the opinion of management, the information contained herein reflects all adjustments necessary to make the results of operations for the interim periods a fair statement of such operations. All such adjustments are of a normal recurring nature.

NOTE 2. OTHER RECEIVABLE

During April 2001, the Company issued 800,000 shares of the Company's common stock for $104,000. As of September 30, 2001, the Company has not received these funds and is currently taking necessary actions to collect or have the shares returned and cancelled.

NOTE 3. CONVERTIBLE NOTE PAYABLE - RELATED PARTY

During June 2000, the Company entered into an unsecured loan agreement with a stockholder to borrow a principal amount up to $500,000, with interest at 10%, and maturing in June 2004. The loan agreement also contained a conversion feature for converting the loan balance into restricted common stock, based on the unpaid principal and interest balances of the loan. In September 2001, the stockholder converted the balance of $272,700 (including interest of $87,700) into 257,300 shares of the Company's common stock.

Additionally, a warrant was granted to purchase 500,000 shares of the Company's common stock at $0.30 per share. The fair value of the warrants as computed using the Black-Scholes option-pricing model was $750,000 and was recorded as unamortized loan fees related to options to purchase common stock
- related party, of which $93,800 was recorded as loan fees during the year ended December 31, 2000. As of September 30, 2001, the remaining unamortized loan fees were completely amortized upon conversion of the related loan.

NOTE 4. TERMINATION OF CONSULTING AGREEMENT

In January 2001, the Company entered into a Financial Consulting Services Agreement with an entity whereby the entity agreed to provide financial consulting services for one year in exchange for 200,000 restricted shares of the Company's common stock. In conjunction with that agreement, the Company also entered into a second Financial Consulting Services Agreement with three individuals whereby the individuals agreed to provide financial consulting services for one year in exchange for 510,000 free trading shares of the Company's common stock. These two agreements will hereafter be collectively referred to as the Consulting Agreements while both the entity and individuals will hereafter be collectively referred to as the Consultants. In January 2001, the Company issued 710,000 shares of the Company's common stock as pertaining to the Consulting Agreements.

In August 2001, the Company entered into a Termination Agreement (the Termination) with the Consultants, whereby both parties agreed to terminate the Consulting Agreements. As a material inducement to the Company and Consultants to enter into the Termination, the Consultants agreed to return all 710,000 shares of the Company's common stock in exchange for 150,000 shares of the Company's common stock.

As of September 30, 2001, the Company received and cancelled 200,000 shares from the Consultant, while the remaining 510,000 shares remain outstanding. The 710,000 shares were originally expensed in the amount of $554,500 as stock based compensation in January 2001. As no services were performed by the Consultants, the Company reversed the entire expense of $554,500 while recording an other receivable of $398,300 for the 510,000 outstanding shares. The following proforma statements of operations shows the effects of the Termination and related reduction of expenses for the three months ended March 30, 2001, the period in which the transactions were previously reported:

                                            For the Three Months Ended March 31, 2001
                                            Previously Reported              Restated       Difference
                                            -------------------            ----------       ----------
Revenue                                              $       --            $       --       $       --
Operating expenses                                      884,800               330,300          554,500
Loss from operations                                    884,800               330,300          554,500
Other expense                                            70,600                70,600                0
Loss before provision for income taxes                  955,400               400,900          554,500
Provision for income taxes                                   --                    --               --
                                                      ---------             ---------        ---------
Net Loss                                             $  955,400            $  400,900       $  554,500
                                                      =========             =========        =========
Basic and diluted loss per common share              $    (0.10)           $    (0.05)      $    (0.05)
                                                      =========             =========        =========
Basic and diluted weighted average
   Common shares outstanding                          9,241,000             8,712,400          528,600
                                                      =========             =========        =========



NOTE 5. STOCK OPTION PLAN

The Company adopted the following stock option plan during August 2001:

2001 Stock Option Plan

The purpose of this plan is to strengthen the Company by providing both incentive stock options (ISO's) and nonqualified options (NQO's) as a means to: (i) encourage selected officers and key employees to accept or continue employment with the Company, and (ii) increase the interest of selected officers, directors, key employees and consultants in the Company's welfare through participation in the growth in value of the common stock of the Company. Eligible persons may be granted ISO's with an exercise price of no less then the fair value of the stock on the date of grant or NQO's with an exercise price of no less then 85% of the fair value of the stock on the date of grant. Both types of options may be granted to any ten percent stockholder at no less then 110% of the fair market value of the stock covered by the option at the time the option is granted. The Company has set aside 1,585,500 shares of common stock for this plan with no options granted as of September 30, 2001.

NOTE 6. GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage, has no operating revenue and incurred a net loss of $2,307,100 for the nine months ended September 30, 2001. The Company is in the fourth year of research and development, with an accumulated loss during the development stage of $6,313,000, a stockholders' deficit of $197,400 and a working capital deficiency of $203,600 as of September 30, 2001. As of September 30, 2001, management is uncertain as to the completion date of its proposed products or whether the products will be completed at all.

Management's plan, in this regard, is to raise financing of approximately $2,500,000 through a combination of equity and debt financing. Management believes this amount will be sufficient to finance the continuing research for the next twelve months. However, there is no assurance that the Company will be successful in raising such financing.

These conditions give rise to substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing or sale of its common stock as may be required and ultimately to attain profitability.

L.L. Bradford & Company, LLC
Certified Public Accountants and Consultants
3441 Eastern Avenue
Las Vegas, Nevada 89109

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                   To the Board of Directors and Stockholders
                               HyperBaric Systems
                         (A Development Stage Company)
                            Palo Alto, California

We have audited the accompanying balance sheet of HyperBaric Systems (A Development Stage Company) as of December 31, 2000, and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2000 and 1999 and for the period from February 26, 1998 (Inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HyperBaric Systems as of December 31, 2000, and the results of its activities and cash flows for the years ended December 31, 2000 and 1999 and for the period from February 26, 1998 (Inception) through December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations and current liabilities exceed current assets, all of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

L.L. Bradford & Company, LLC
March 14, 2001
Las Vegas, Nevada

                                  HYPERBARIC SYSTEMS
                            (A DEVELOPMENT STAGE COMPANY)
                                    BALANCE SHEET
                                  DECEMBER 31, 2000

ASSETS


Current assets
        Prepaid expenses and other current assets                       $9,100
                Total current assets                                     9,100

Fixed assets, net                                                        7,400

Total assets                                                           $16,500

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
        Bank overdraft                                                    $500
        Accounts payable                                               111,900
        Accrued liabilities                                            139,200
        Stockholder payables                                           301,900
        Note payable - related party                                    68,900
        Convertible note payable - related party                       166,000
        Stock subject to rescission                                    266,800
                Total current liabilities                            1,055,200

Total liabilities                                                    1,055,200

Commitments and contingencies                                               --

Stockholders' deficit
        Common stock; no par or stated value; 50,000,000 shares
           authorized, 8,136,200 shares issued and outstanding       3,818,600
        Unamortized loan fees related to options to purchase
                common stock - related party,  net                    (656,200)
        Prepaid consulting services paid in common stock              (195,200)
        Accumulated deficit during development stage                (4,005,900)
                Total stockholders' deficit                         (1,038,700)

Total liabilities and stockholders' deficit                            $16,500

See accompanying Notes to Financial Statements.

                                  HYPERBARIC SYSTEMS
                            (A DEVELOPMENT STAGE COMPANY)
                               STATEMENTS OF OPERATIONS

                                                                                               February 26, 1998
                                                                  Year ended December 31,     (Inception) Through
                                                                   2000            1999        December 31, 2000

Revenue                                                     $         --    $            --      $         --

Operating expenses
        General and administrative
                Stock based compensation                       1,474,200            304,300         1,788,700
                Other general and administrative expenses         701,900            502,700        1,357,900
        Total general and administrative                       2,176,100            807,000         3,146,600
        Research and development                                 265,200            212,500           566,000
        Sales and marketing                                       57,100             52,100           130,000

                Total operating expenses                       2,498,400          1,071,600         3,842,600

Loss from operations                                          (2,498,400)        (1,071,600)       (3,842,600)

Other income (expense)
        Interest income                                              500                600             2,500
        Interest expense                                        (137,000)           (26,400)         (163,400)

Loss before provision for income taxes                        (2,634,900)        (1,097,400)       (4,003,500)

Provision for income taxes                                           800                800             2,400

Net loss                                                    $ (2,635,700)    $   (1,098,200)     $ (4,005,900)

Basic and diluted loss per common share                     $      (0.37)    $        (0.18)     $      (0.65)

Basic and diluted weighted average
        common shares outstanding                              7,124,800          6,171,300         6,130,770

See accompanying Notes to Financial Statements.


                                  HYPERBARIC SYSTEMS
                            (A DEVELOPMENT STAGE COMPANY)
                          STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                                                   Loan Fees
                                                                                                               Related to Options
                                                                                      Common Stock                to Purchase
                                                                             Shares             Amount            Common Stock

Balance at February 26, 1998 (Date of inception)                                  --          $         --      $         --

Issuance of common stock in February 1998 for founders' services           4,058,000                10,200                --

Issuance of common stock for cash in April, July and December 1998           413,600               118,400                --

Issuance of common stock in September 1998 in Reg. D offering,
  net of offering cost of $10,600                                          1,000,000               239,400                --

Issuance of common stock in September 1998 for cash paid and
   services, net of offering cost of $149,400                                600,000                   600                --

Net loss                                                                          --                    --                --

Balance, December 31, 1998                                                 6,071,600               368,600                --

Issuance of common stock and warrants for cash during 1999 from Reg.
  D offering dated September 1, 1999, net of offering costs of $163,000      287,200               379,500                --

Exercise of stock options in August 1999                                      31,000                   400                --

Issuance of common stock for services in May and December 1999                 5,200                 7,800                --

Issuance of warrants in August and September 1999 in connection
  with debt securities                                                           --                 24,800                --

Stock based compensation relating to options and warrants                        --                296,500                --

Net loss                                                                         --                     --                --

Balance, December 31, 1999                                                6,395,000              1,077,600                --

Issuance of common stock and warrants for cash during 2000 from Reg.
  D offering dated September 1, 1999, net of offering costs of $25,800      140,100                184,400                --

Issuance of common stock and warrants for cash during 2000 from Reg.
  D offering dated February 2, 2000, net of offering costs of $28,100       224,500                308,700                --

Issuance of common stock for cash                                            81,200                 24,400                --

Stock options and warrants exercised                                        390,600                 28,900                --

Issuance of common stock in satisfaction of promissory note issued as
  a result of rescission offering                                            206,700                 67,500                --

Rescission of common stock related to Reg. D offering dated
  September 1, 1999 and February 2, 2000                                   (222,900)              (334,400)               --

Issuance of common stock in satisfaction of promissory note                  13,500                  5,000                --

Issuance of common stock for prepaid consulting
  services in October and December 2000                                     907,500                335,100                --

Amortization of prepaid consulting services                                      --                     --                --

Stock based compensation relating to options and warrants                        --              1,334,300                --

Loan fees related to options to purchase common stock                            --                750,000          (750,000)

Deemed interest expense related to conversion feature of note payable            --                 37,100                --

Current period amortization of loan fees
  related to options to purchase common stock                                    --                     --            93,800

Net loss                                                                         --                     --                --

Balance, December 31, 2000                                                8,136,200             $3,818,600       $  (656,200)

See accompanying Notes to Financial Statements.


                                  HYPERBARIC SYSTEMS
                            (A DEVELOPMENT STAGE COMPANY)
                    STATEMENT OF STOCKHOLDERS' EQUITY (CONTINUED)

                                                                           Prepaid Consulting                          Total
                                                                            Services Paid in       Accumulated      Stockholders'
                                                                             Common Stock           Deficit           Deficit
Balance at February 26, 1998 (Date of inception)                        $            --          $         --    $          --

Issuance of common stock in February 1998 for founders' services                     --                    --           10,200

Issuance of common stock for cash in April, July and December 1998                   --                    --          118,400

Issuance of common stock in September 1998 in Reg. D offering,
  net of offering cost of $10,600                                                    --                    --          239,400

Issuance of common stock in September 1998 for cash paid and
   services, net of offering cost of $149,400                                        --                    --              600

Net loss                                                                             --              (272,000)        (272,000)

Balance, December 31, 1998                                                           --              (272,000)          96,600

Issuance of common stock and warrants for cash during 1999 from Reg.
  D offering dated September 1, 1999, net of offering costs of $163,000              --                    --          379,500

Exercise of stock options in August 1999                                             --                    --              400

Issuance of common stock for services in May and December 1999                       --                    --            7,800

Issuance of warrants in August and September 1999 in connection
  with debt securities                                                               --                    --           24,800

Stock based compensation relating to options and warrants                            --                    --          296,500

Net loss                                                                             --            (1,098,200)      (1,098,200)

Balance, December 31, 1999                                                           --            (1,370,200)        (292,600)

Issuance of common stock and warrants for cash during 2000 from Reg.
  D offering dated September 1, 1999, net of offering costs of $25,800               --                    --          184,400

Issuance of common stock and warrants for cash during 2000 from Reg.
  D offering dated February 2, 2000, net of offering costs of $28,100                --                    --          308,700

Issuance of common stock for cash                                                    --                    --           24,400

Stock options and warrants exercised                                                 --                    --           28,900

Issuance of common stock in satisfaction of promissory note issued as
  a result of rescission offering                                                    --                    --           67,500

Rescission of common stock related to Reg. D offering dated
  September 1, 1999 and February 2, 2000                                             --                    --         (334,400)

Issuance of common stock in satisfaction of promissory note                          --                    --            5,000

Issuance of common stock for prepaid consulting
  services in October and December 2000                                        (335,100)                   --               --

Amortization of prepaid consulting services                                     139,900                    --          139,900

Stock based compensation relating to options and warrants                            --                    --        1,334,300

Loan fees related to options to purchase common stock                                --                    --               --

Deemed interest expense related to conversion feature of note payable                --                    --           37,100

Current period amortization of loan fees
  related to options to purchase common stock                                        --                    --           93,800

Net loss                                                                             --            (2,635,700)      (2,635,700)

Balance, December 31, 2000                                                  $  (195,200)         $ (4,005,900)    $ (1,038,700)

See accompanying Notes to Financial Statements.


                                  HYPERBARIC SYSTEMS
                            (A DEVELOPMENT STAGE COMPANY)
                               STATEMENTS OF CASH FLOW

                                                                                                          February 26, 1998
                                                                         Year ended December 31,         (Inception) Through
                                                                           2000            1999           December 31, 2000

Cash flows from operating activities:
        Net loss                                                     $(2,635,700)     $(1,098,200)          $(4,005,900)
        Adjustments to reconcile net loss to net
         cash used in operating activities:
                Stock based compensation                               1,474,200          304,300             1,788,700
                Depreciation                                               1,800              600                 2,400
                Deemed interest expense                                   37,100               --                37,100
                Amortization of discount and loan fees
                        on notes payable                                  93,800           24,800               118,600
        Changes in operating assets and liabilities:
                Increase in prepaid expenses and other assets             (5,800)          (2,300)               (9,100)
                Increase in bank overdraft                                   500               --                   500
                Increase (decrease) in accounts payable                  (17,100)         117,400               111,800
                Increase in accrued liabilities                           35,200           97,200               139,200
                Increase in stockholder payables                         188,700           69,600               271,200
                        Net cash used by operating activities           (827,300)        (486,600)           (1,545,500)

Cash flows from investing activities:
        Purchase of fixed assets                                          (6,100)          (2,700)               (9,800)
                        Net cash provided by investing activities         (6,100)          (2,700)               (9,800)

Cash flows from financing activities:
        Proceeds from issuance of common stock                           546,400          379,900             1,284,700
        Proceeds from borrowing on notes payable                         234,900           64,200               299,100
        Principal payments on notes payable                                   --          (28,500)              (28,500)
                        Net cash provided by financing activities        781,300          415,600             1,555,300

Net increase in cash and cash equivalents                                (52,100)         (73,700)                   --

Cash and cash equivalents, beginning of period                            52,100          125,800                    --

Cash and cash equivalents, end of period                              $        -       $   52,100           $        --

Supplemental disclosure of cash flow information:
        Cash paid for income taxes                                    $      800       $    1,600           $     2,400
        Cash paid for interest                                        $      300       $      200           $       500

Schedule of non-cash financing activities:
        Principal payments on notes payable through the
                issuance of common stock                              $    5,000       $       --           $     5,000

        Rescission of common stock related to Reg. D offering
                dated September 1, 1999 and February 2, 2000          $  334,400       $       --           $   334,400

        Issuance of common stock in satisfaction of
                promissory note issued as a result of rescission
                offering                                              $   67,500       $       --           $    67,500

        Issuance of common stock for prepaid consulting services      $  335,100       $       --           $   335,100

        Loan fees related to options to purchase common stock         $  750,000       $       --           $   750,000

See accompanying Notes to Financial Statements.


                                  HYPERBARIC SYSTEMS
                            (A DEVELOPMENT STAGE COMPANY)
                            NOTES TO FINANCIAL STATEMENTS


NOTE 1. DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES

Description of business - HyperBaric Systems (hereinafter referred to as the Company) is a development stage company incorporated on February 26, 1998 under the laws of the state of California. The business purpose of the Company is to develop the technology for preservation of certain biologic material, including platelets (a blood component), red blood cells, heart valves, tissue and organs. The Company is in the third year of its research and development activities. The Company's goal is to develop the technology to extend and maintain functionality of these materials for much longer periods of time than is currently possible. The Company's research facility is located in Krasnoyarsk, Russia.

Going concern - The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage, has no operating revenue and incurred a net loss of approximately $2,635,700 for the year ended December 31, 2000. The Company is in the third year of research and development, with an accumulated loss during the development stage of approximately $4,005,900, a stockholders' deficit of approximately $1,038,700 and a working capital deficiency of approximately $1,046,100 as of December 31, 2000. As of December 31, 2000, management is uncertain as to the completion date or if the product will be completed at all.

Management's plan, in this regard, is to raise financing of approximately $2,500,000 through a combination of equity and debt financing. Management believes this amount will be sufficient to finance the continuing research for the next twelve months. However, there is no assurance that the Company will be successful in raising such financing.

These conditions give rise to substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing or sale of its common stock as may be required and ultimately to attain profitability.

Stock split - On July 21, 1998, the Company completed a four for one stock split. All shares and per share data have been restated to reflect the stock split.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents - The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company places its cash and cash equivalents with high quality institutions. At times, such funds may be in excess of the Federal Insurance Corporation limit of $100,000.

Fixed assets - Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Research and development costs - Research and development expenditures are charged to expenses as incurred.

Advertising and marketing costs - The Company recognizes advertising and marketing costs in accordance with Statement of Position 93-7 Reporting on Advertising Costs. Accordingly, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the costs of communication advertising in the period in which the advertising space or airtime is used.

Income taxes - The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109. Deferred tax assets and liabilities at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

New accounting pronouncement - In June 1998, the FASB issued SFAS No.133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133, as amended by SFAS No. 137, is effective for all quarters of fiscal years beginning after June 15, 2000.

The Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard on January 1, 2001 to affect its financial statements.

Stock-based compensation - The Company applies Accounting Principles Board
(APB) Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations in accounting for stock options issued to employees. Under APB No. 25, employee compensation cost is recognized when estimated fair value of the underlying stock on date of the grant exceeds price of the stock option. For stock options and warrants issued to non-employees, the Company applies SFAS No. 123, Accounting for Stock-Based Compensation, which requires the recognition of compensation cost based upon the fair value of stock options at the grant date using the Black-Scholes option pricing model.

Fair values of financial instruments - The carrying amounts of accounts payable, accrued liabilities, and stocks subject to rescission approximate fair value because of the short-term maturity of these instruments.

Net loss per common share - The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share. (SFAS No. 128) and SEC Staff Accounting Bulletin No. 98 (SAB 98'). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share gives effect to common stock equivalents, however, potential common shares are excluded if their effect is antidilutive. For the years ended December 31, 2000 and 1999, options and warrants to purchase 1,935,500 and 1,325,300 shares of common stock, respectively, were excluded from the computation of diluted earnings per share because their effect would be antidilutive.

Foreign currency transactions - Gains or losses resulting from foreign currency transactions have been insignificant and are included in the statement of operations when incurred.

Reclassification - The financial statements from 1999 and 1998 reflect certain reclassifications, which have no effect on net income, to conform to classifications in the current year.

                             HYPERBARIC SYSTEMS
                        (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (continued)


NOTE 2. FIXED ASSETS

A summary of fixed assets of December 31, 2000 follows:


    Equipment                             $         9,800
    Less: accumulated depreciation        $         2,400
                                                  -------
                                          $         7,400

NOTE 3. ACCRUED LIABILITIES

A summary of accrued liabilities of December 31, 2000 follows:


    Wages payable                         $        81,500
    Accrued expenses                               57,700
                                                  -------
                                          $       139,200


NOTE 4. RELATED PARTY TRANSACTIONS

The Company has entered into various stock purchase agreements and employment contracts with stockholders of the Company. As of December 31, 2000, the following transactions and/or agreements have been consummated:

On February 26, 1998, the Company issued 877,500 shares of common stock valued at $0.0025 per share to an officer and director of the Company for services rendered in organizing and planning the initial business structure of the Company and for his overall business expertise and consultation. On July 18, 1998, this officer purchased 40,000 additional shares of common stock for $0.25 per share.

On February 26, 1998, the Company issued 877,500 shares of common stock valued at $0.0025 per share to an officer and director of the Company for services rendered in organizing meetings with potential business partners and providing business contacts.

On February 26, 1998, the Company issued 60,000 shares of common stock valued at $0.0025 per share to a director of the Company for services rendered in organizing meetings with potential business partners and providing general business consultation services. On April 6, 1998, this director purchased 60,000 additional shares of common stock for $0.25 per share and was issued a warrant to purchase 50,000 shares of restricted common stock at $0.375 through March 24, 2000. In July 1998, this director purchased 73,600 additional shares of common stock for $0.25 per share and was issued an option to purchase 20,000 shares of common stock at $0.025 per share pursuant to the Company's Non-Statutory Incentive Stock Option Plan. In May 1999, this director purchased 3,000 additional shares of common stock for $1.50 per share. In August 1999, this director exercised the vested portion of this stock option and purchased 6,000 shares of common stock.

On February 26, 1998, the Company issued 488,000 shares of common stock valued at $0.0025 per share to three consultants for technical, translation and business consultation services rendered.

On May 10, 1998, the Company entered into an Employment Agreement with Rocky Umar, as the Vice President of Marketing for a minimum term of one year and whereby he receives a salary ranging from $2,000 per month to $10,000 per month, depending upon performance and the possibility of a commission equal to 1% of sales under Mr. Umar's management that exceeds $1,500,000 for a consecutive six-month period, not to exceed a $100,000 commission per 12-month period. Mr. Umar has been granted an option to purchase 200,000 shares of common stock at $0.025 per share pursuant to the Company's Statutory Incentive Stock Option Plan. Further, Mr. Umar is eligible for a bonus of up to $5,000 after the first year of employment up to the expiration of the stock options.

On May 28, 1998, the Company entered into a Consulting Agreement whereby Dr. Luis Toledo was appointed to the Company's advisory board. Under the Consulting Agreement the Company pays Dr. Toledo a commission equal to 5% of all sales within the organ transplant market for the lessor of a five year period from the date of the agreement, or as long as Dr. Toledo remains a consultant and advisory board member. Such commission is limited to a total of $1,000,000. Further, Dr. Toledo, a participant in the Company's Non-Statutory Incentive Stock Option Plan, has been granted options to purchase 200,000 shares of common stock of the Company at $0.025 per share. In addition, Dr. Toledo is eligible for a bonus of up to $5,000 after the first year as a consultant and advisory board member.

On June 1, 1998, the Company entered into an Agreement of Assignment of Patent and Technology with Leonid Babak and Vladimir Serebrennikov whereby these individuals assigned to the Company the entire worldwide right, title and interest in and to their invention of technology for preserving and transporting biologic and non-biologic material and in and to all of the discoveries, concepts and ideas whether patentable or not. Pursuant to this Agreement of Assignment of Patent and Technology, each individual received 877,500 shares of the Company's common stock with an ascribed value of $2,200, determined at the time of issuance on February 26, 1998 at $0.0025 per share, which has been expensed as research and development.

On June 24, 1998, the Company appointed Eric Slayton, President of Global Healthcare, to be a member of the advisory board. The Company granted to Mr. Slayton an option to purchase 40,000 shares of common stock of the Company at $0.025 per share pursuant to the Company's Non-Statutory Incentive Stock Option Plan.

On September 1, 1998, the Company entered into a purchase agreement with Paul Okimoto, an officer and director of the Company, acquiring all rights to a disposable venereal disease test device called Phemtest, for which Mr. Okimoto owned the patent. The Company paid to the law firm of Flehr, Hohbach, Test and Herbert, $1,375 for the patent maintenance fee, and has also agreed to pay Mr. Okimoto a royalty payment of 5% of gross of Phemtest for the next five years.

In September 1998, the Company issued 600,000 shares of common stock to its legal counsel at their fair market value of $0.25 per share for services rendered in connection with a private placement (Note 6) and $600 cash for an aggregate value of $150,000. Since the services related to the offering, the $149,400 cost has been recorded as a cost of the offering. There was no effect on operations.

The Company entered into an employment agreement with David Lucas on January 1, 1999, whereby Mr. Lucas as Scientific Director oversees the research and development efforts of the Company. The Company pays Mr. Lucas $3,000 per month.

On October 28, 1999, the Company entered into an employment agreement with the then Chief Financial Officer and Secretary for a minimum term of one year. The compensation ranged from $6,000 to $9,200 per month. In addition, he was granted three options to purchase 150,000 shares of restricted common stock at $0.25, $0.50 and $1.62 per share pursuant to the Company's Statutory Incentive Stock Option Plan. Further, he was eligible for a bonus of $1,000 after January 1, 2000.

On November 20, 1999, the Company entered into a consulting agreement for receiving market information, technical contacts and business and investor contacts. In consideration, the Company issued warrants to purchase up to 800,000 shares of common stock at an exercise price of $1.50 per share. The warrants expired on June 30, 2000.

During fiscal year 2000, a stockholder relinquished 320,000 shares of the Company's common stock held by this stockholder to three consultants to satisfy outstanding amounts due to them. The stockholder subsequently received 330,000 shares of the Company's common stock from the Company to replace shares relinquished to these consultants. The value of the shares relinquished and 10,000 additional shares issued to the stockholder by the Company, have been allocated between stock based compensation approximating $56,400 and prepaid consulting services related to issuance of common stock approximating $48,300 as of December 31, 2000.

On March 27, 2000, the Company entered an Employment Agreement with Dr. Luis Toledo, a stockholder, whereby Dr. Toledo is employed as the Chief Medical Officer for a minimum term of one year and receives base compensation of $6,000 a month, which may be adjusted based on the Company's ability to raise defined amounts of capital. In addition, the Company granted an option to purchase 75,000 shares of common stock at $1.50. All stock options granted in a consulting agreement dated May 28, 1998 shall remain and continue to vest according to the defined schedule.

On January 1, 2000, the Company entered an Employment Agreement with Leonid Babak, a stockholder, whereby Mr. Babak is employed as the Branch Director of Russian Operations for a minimum term of one year and receives base compensation of $500 a month and $700 a month in fringe benefits.

On January 1, 2000, the Company also entered into a separate Employment Agreement with Vladimir Serebrennikov, a stockholder, whereby Mr.
Serebrennikov is employed as the Technical Director of Preservation Systems for a minimum term of one year and the Company pays Mr. Serebrennikov $500 per month, which salary may be adjusted, with a bonus of $25,000 upon the successful completion of the Phase I development within the agreed upon time frame.

Stockholder payables consist of the following at December 31, 2000:


Wages payable to stockholder employees  $       292,600
Accrued interest and other                        9,300
                                                -------
                                        $       301,900

NOTE 5. NOTE PAYABLE-RELATED PARTY

During fiscal year 2000, a stockholder and officer of the Company advanced a total of $68,900 to the Company under various unsecured notes bearing interest at 10% and due on demand.

NOTE 6. CONVERTIBLE NOTE PAYABLE-RELATED PARTY

During June 2000, the Company entered into an unsecured loan agreement with a stockholder to borrow a principal amount up to $500,000 of which a total of $166,000 has been drawn on as of December 31, 2000. The term of the loan is four years, with interest at 10%, and maturing in June 2004. The stockholder/lender has the option of converting this loan to restricted common stock, at $0.75 per share, based on the unpaid principal and interest balances of the loan.

Due to the conversion feature of the debt and the Company's historical range of common stock prices, the Company anticipates it will record significant amounts of deemed interest in the future as funds are drawn on the loan. During the year ended December 31, 2000, the Company recorded $37,100 of deemed interest expense relating to this conversion feature. In the event the Company completes a public offering of shares of common stock for an aggregate amount of at least $1,000,000, the unpaid principal and accrued interest on the loan will be automatically converted into the Company's common stock.

The stockholder/lender was also granted a warrant to purchase 500,000 shares of the Company's common stock at $0.30 per share with life of four years. The fair value of the warrants as computed using the Black-Scholes option pricing model was $750,000 and recorded as unamortized loan fees related to options to purchase common stock - related party, of which $93,800 was recorded as interest expense during the year ended December 31, 2000. Subsequent to December 31, 2000 and through the date of this report, the Company has not borrowed additional funds under this loan agreement.

NOTE 7. STOCK SUBJECT TO RECISSION

On June 24, 2000, the Company extended to stockholders who purchased common stock under two Private Placement Memorandums dated September 1, 1999 and February 2, 2000, the option to rescind their investment (Rescission Offer). As a result of this Rescission Offer, the Company has rescinded approximately 222,900 shares with a value of $334,400 (based on an original offering price of $1.50 per share); see Note 8 for additional discussions. The terms of the Rescission Offer require the return of certificate(s) evidencing the investor's shares and warrants. In exchange, the Company will issue a promissory note payable upon the earlier of one year from the date of the note, or the receipt of funding sufficient to permit repayment of the principal and interest due under the note. The note will bear an interest rate of 10% per annum, compounded annually.

Stock subject to rescission totaling $266,800 as of December 31, 2000 relates to investors who either have accepted the offer and have not returned the certificate(s) evidencing the investor's shares and warrant, or no form of acceptance or decline was received by the Company. As of December 31, 2000, 463,200 shares of common stock are subject to rescission.

NOTE 8. COMMON STOCK

The Company undertook an offering, under Regulation D, Rule 504 pursuant to which it sold 1,000,000 shares of common stock at $0.25 per share to raise $250,000 via an Offering Memorandum dated August 15, 1998 (the Offering). The Offering commenced on August 15, 1998 and terminated on September 4, 1998. The transfer of 42,800 of the 1,000,000 shares is limited under the provisions of Rule 144(e) because these shares were issued to affiliates or control persons and are therefore control stock. The remaining 957,200 of the 1,000,000 shares were issued to non-affiliates and are therefore free trading.

All of the 1,000,000 shares were issued in reliance on the Federal exemption from registration under Rule 504 of Regulation D and a Form D relating to these shares was filed with the U.S. Securities Exchange Commission (the (SEC) on September 9, 1998.

On June 21, 1999, the stockholders approved an increase in the authorized number of shares of common stock from 10,000,000 to 50,000,000 shares.

During fiscal year 1999, the Company undertook a private placement, under Regulation D, Rule 505 pursuant to which it offered to sell 2,000,000 shares of common stock at $1.50 per share under an Offering Memorandum dated September 1, 1999 and was effectively terminated on June 15, 2000, as discussed in Note 7. Each two shares had a two-year warrant to purchase an additional share of common stock at $2.50 per share. During the year ended December 31, 2000 and 1999, 140,100 and 287,200 shares of common stock, respectively, were sold under the terms of this private placement. Except for the exercise of stock options, all other stock sales in 1999 were to various individuals at $1.50 per share.

In May and December 1999, the Company issued 5,200 shares valued at $1.50 per share to two unrelated parties for services rendered.

During fiscal year 2000, the Company undertook a private placement, under Regulation D, Rule 506 pursuant to which it offered to sell 2,000,000 shares of common stock at $1.50 per share under an Offering Memorandum dated February 2, 2000 and was effectively terminated on June 15, 2000, as discussed in Note
7. Each two shares had a two-year warrant to purchase an additional share of common stock at $2.50 per share. During the year ended December 31, 2000, 224,500 shares of common stock were sold under the terms of this private placement.

The Company issued 206,700 shares of common stock during fiscal year 2000 related to conversion of promissory notes, as discussed in Note 7, totaling $67,500 resulting from the June 15, 2000 Rescission Offer.

During the third and fourth quarters of 2000, the Company issued 907,500 shares with a weighted average fair value of $0.37 per share to seven unrelated parties for services to be rendered with terms up to 12 months. As of December 31, 2000, $139,900 has been recorded as stock based compensation for the services with the remaining portion of $195,200 recorded as prepaid consulting services paid in common stock, which will be expensed when such services have been rendered.

NOTE 9. STOCK OPTION PLANS AND WARRANTS

The Company adopted the following plans during 1998:

Statutory Incentive Stock Option Plan

The purpose of this plan is to strengthen the Company by providing incentive stock options as a means to attract, retain and motivate corporate personnel. The options may not be granted to employees who own stock possessing more than 10% of the total combined voting power of the stock of the Company. As of December 31, 2000, 600,000 shares have been authorized for option grants.

A summary of the status of this plan as of December 31, 2000, and changes during the period from February 26, 1998 (date of inception) to December 31, 2000 is presented in the following table:

                                   Shares                         Weighted
                                Available for     Options      Average Exercise
                                    Grant        Outstanding        Price
-------------------------------------------------------------------------------
Authorized, February 26, 1998
  (date of inception)              600,000               -       $       -
Granted                           (250,000)        250,000            0.07
Balance, December 31, 1998         350,000         250,000            0.07
Granted                           (325,000)        325,000            0.58
Forfeited                           75,000         (75,000)            .50
Balance December 31, 1999          100,000         500,000            0.34
Granted                            (75,000)         75,000            1.50
Exercised                                -        (152,000)           0.03
-------------------------------------------------------------------------------
Balance December 31, 2000           25,000         423,000       $    0.67

The weighted-average fair value of statutory stock options granted during 2000 and 1999 was $-- and $0.48, respectively.


The following table summarizes information about statutory stock options outstanding as of December 31, 2000:

                               Options Outstanding            Options     Exercisable
-------------------------------------------------------------------------------------

                                  Weighted
                     Number        Average        Weighted      Number      Weighted
      Range of     Outstanding    Remaining       Average     Exercisable   Average
      Exercise        as of      Contractual      Exercise       as of      Exercise
       Prices       12/31/00        Life            Price      12/31/00      Price
      ----------    --------      --------        --------     --------     --------
 $         0.025      48,000      2.4 years     $   0.025             -     $      -
 $   0.25 - 0.50     260,000      1.3 years     $    0.38        78,000     $   0.38
 $   1.50 - 1.62     115,000      4.8 years     $    1.54        34,500     $   1.54
      ----------    --------      --------        --------     --------     --------
                     423,000                    $    0.67       112,500     $   0.74
      ----------    --------      --------        --------     --------     --------


The following table summarizes information about statutory stock options granted during the year ended December 31, 2000:

              Exercise Price
                  Equals,
               Exceeds or is
 Number of       Less Than
  Options      Mkt. Price of     Weighted-                       Weighted-
  Granted        Stock on         Average        Range of       Average Fair
 During 2000   Grant Date     Exercise Price  Exercise Prices      Value
------------   ------------   -------------  ----------------  -------------
         -       Equals         $         -  $              -  $           -
     75,000     Exceeds         $      1.50  $           1.50  $           -
         -     Less Than        $         -  $              -  $           -
------------   ------------   -------------  ----------------  -------------
     75,000                     $      1.50  $           1.50  $           -
------------                  -------------  ----------------  -------------


Compensation expense under APB No. 25 relating to statutory options that became exercisable in 2000 and 1999 was $-- and $5,600, respectively.

Employees may exercise their options to purchase their shares according to the following schedule:


                                 Rocky Umar    All others
 at inception                       20%            -
after 1st year                      24%           30%
after 2nd year                      32%           30%
after 3rd year                      24%           40%


Non-Statutory Incentive Stock Options Plans

The purpose of this plan is to promote the interest of the Company by providing a method whereby non-employees, advisory board members, members of the board of directors, consultants and independent contractors, who provide valuable services to the Company, may be offered incentives as rewards which will encourage them to acquire a proprietary interest in the Company. As of December 31, 2000, 2,000,000 shares have been authorized for option grants.

A summary of the status of this plan as of December 31, 2000 and changes during the period from February 26, 1998 (date of inception) to December 31, 2000 is presented in the following table:

                                                                      Weighted
                                         Shares                       Average
                                        Available       Options       Exercise
                                        For Grant     Outstanding      Price
                                        ---------     -----------     --------
    Authorized, February 26, 1998,
       (date of inception)              2,000,000              -      $      -
    Granted                              (800,000)       800,000          0.24
                                        ---------        -------          ----
    Balance, December 31, 1998          1,200,000        800,000          0.24
    Granted                              (142,500)       142,500          0.32
    Exercised                                   -        (31,000)         0.01
    Forfeited                             350,000       (350,000)         0.50
                                        ---------        -------          ----
    Balance, December 31, 1999          1,407,500        561,500          0.12
    Granted                              (352,500)       352,500          0.88
    Exercised                                   -       (191,000)         0.06
    Forfeited                                   -              -             -
                                        ---------        -------          ----
    Balance, December 31, 2000          1,055,000        723,000      $   0.40
                                        ---------        -------          ----

The weighted-average fair value of non-statutory stock options granted during 2000 and 1999 was $0.27 and $0.25, respectively.

The following table summarizes information about the non-statutory stock options outstanding as of December 31, 2000:


                         Weighted
             Number       Average    Weighted   Number      Weighted
Range of   Outstanding   Remaining    Average  Exercisable   Average
Exercise     as of      Contractual   Exercise   as of      Exercise
Prices      12/31/00       Life        Price    12/31/00      Price
---------- ----------   -----------   --------  ---------    --------
$0.01-0.03    257,500     2.5 years   $   0.03   287,000     $   0.03
$0.10-0.30    188,000     3.1 years   $   0.18    27,000     $   0.15
$     0.50     75,000     3.1 years   $   0.50    22,500     $   0.50
$     1.50    202,500     2.5 years   $   1.50    62,500     $   1.50
---------- ----------   -----------   --------  ---------    --------
              723,000                 $   0.40   399,000     $   0.29

The Company estimates the fair value of non-statutory stock options by using the Black-Scholes option pricing-model with the following weighted-average assumptions used for grants in 2000 and 1999; no dividend yield; expected volatility of 150% and 33%; risk free interest rates of 5.7% and 4.6%; expected lives of 2.6 years for all plan options.

The following table summarizes information about non-statutory stock options granted during the year ended December 31, 2000:


             Exercise Price
                Equals,
              Exceeds or is
 Number of      Less Than
  Options     Mkt. Price of    Weighted-      Range of     Weighted-
  Granted        Stock on       Average       Exercise   Average Fair
During 2000     Grant Date   Exercise Price    Prices        Value
-----------  --------------  --------------  ----------  ------------
          -      Equals      $            -  $        -  $          -
    102,500      Exceeds     $         1.50  $        -  $       0.02
    250,000     Less Than    $         0.63  $0.01-0.10  $       0.38
-----------  --------------  --------------  ----------  ------------
    352,500                  $         0.32              $       0.27
-----------                  --------------              ------------

Compensation expense under SFAS No. 123 relating to non-statutory stock options that became exercisable in 2000 and 1999 was $96,600 and $10,800, respectively.

Stock Purchase Warrants

In connection with certain business transactions and debt or equity offerings, the Company has granted various warrants to purchase common stock. The following table summarizes activity relating to outstanding warrants from February 26, 1998 (date of inception) to December 31, 1999:

                                                     Weighted
                                                     Average
                                      Warrants       Exercise
                                     Outstanding      Price
                                     -----------    ---------
Balance, February 26, 1998
   (date if inception)                        -     $       -
Granted                                 100,000     $    0.38
                                     ----------     ---------
Balance, December 31, 1998              100,000     $    0.38
Granted                                 942,800     $    1.62
                                     ----------     ---------
Balance, December 31, 1999            1,042,800     $    1.50
Granted                               1,398,600     $    1.20
Exercised                               (41,600)    $    0.34
Expired                                (900,000)    $    1.38
Forfeited                               (75,800)    $    2.50
                                     ----------     ---------
Balance, December 31, 2000            1,424,000     $    2.36
                                     ==========     =========

The weighted average fair value of warrants granted during 2000 and 1999 was $0.84 and $0.44, respectively.

The following table summarizes information about warrants outstanding at December 31, 2000:


                                   Weighted
                      Number        Average
                   Outstanding     Remaining        Number
     Exercise         as of       Contractual    Exercisable as
     --------      -----------    -----------    --------------
     Price          12/31/00         Life          12/31/00
$    0.375           458,400      0.5 years         458,400
$    1.50            746,300      0.6 years         746,300
$    2.50            219,300        2 years         219,300
     --------      -----------    -----------    --------------
                   1,424,000                      1,424,000
                   ===========                   ==============

The following table summarizes information about warrants granted during the year ended December 31, 2000:


                  Exercise Price
                     Equals,
                  Exceeds or is
 Number of          Less Than
 Options          Mkt. Price of     Weighted-Weighted-   Granted          Stock on
 Average             Range of         Average Fair      During 2000      Grant Date
Exercise Price    Exercise prices        Value
 ------------     ------------        ------------      --------------   ----------
          -          Equals          $          -      $             -     $    -
    898,600         Exceeds          $       1.71      $   1.50 - 2.50     $ 1.10
    500,000        Less Than         $       0.30      $          1.50     $ 1.74
 ------------     ------------        ------------      --------------   ----------
  1,398,600                          $       1.62                          $ 1.33
 ------------                         ------------      --------------   ----------


The Company estimates the fair value of warrants at the grant date by using the Black-Scholes option pricing-model with the following weighted-average assumptions used for grants in 2000 and 1999; no dividend yield; expected volatility of 150% and 157%; risk free interest rates of 5.7% and 5.3%; and expected lives of 1.5 and 1.5 years. Compensation expense relating to warrants granted for services in 2000 and 1999 was $1,237,700 and $280,100. In addition, a $24,800 discount on notes payable and stock offering costs totaling $111,800 were recorded in 1999 relating to warrants granted in connection with various debt and equity transactions and $94,800 was recorded in 2000 as interest expense relating to warrants granted in connection with a debt transaction.


NOTE 10. INCOME TAXES

The Company did not record any current or deferred income tax provision or benefit for any of the periods presented due to continuing net losses and nominal differences.

The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating losses, because of uncertainty regarding its realizability.

As of December 31, 2000, the Company had a net operating loss carry forward of approximately $4,005,900 for both federal and state income tax purposes to offset future taxable income, if any. Utilization of the net operating loss carry forward, which begins to expire at various times starting in 2009, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended, and other limitations under state and foreign tax laws. To the extent that net operating losses of approximately $1,724,600, when realized, relate to stock options and warrants, the resulting benefits will be credited to stockholders' equity.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are approximately as follows:


                               December 31,         December 31,
                                  2000                 1999

Net operating loss         $   (1,362,000)       $    (465,900)
Depreciation                           --                   --
Total deferred tax assets      (1,362,000)            (465,900)
Valuation allowance for
 deferred tax assets            1,362,000              465,900

Net deferred tax assets    $           --        $          --

NOTE 11. SUBSEQUENT EVENTS

In January 2001, the Company entered into a consulting agreement to advise the Directors and Officers of the Company regarding general financial and business matters including mergers and acquisitions, capital structures, periodic preparation and distribution of research reports, etc. for 12 months from the date of the agreement. In consideration, the Company issued 200,000 shares of common stock.

In January 2001, the Company entered into a consulting agreement with three consultants to advise the Directors and Officers of the Company regarding general financial and business matters including due diligence studies, capital structures, periodic preparation and distribution of research reports, etc. for 12 months from the date of the agreement In consideration, the Company issued 510,000 shares of common stock.


                                  HYPERBARIC SYSTEMS

                                 10,000,000 Shares of
                                     Common Stock

                                ______________________

                                      PROSPECTUS
                                ______________________



                                   ____________, 2001



PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our Restated Articles of Incorporation ("Articles") include provisions to eliminate the personal liability of our directors to the fullest extent permitted by Section 204(a)(10) under the General Corporation Law of California (the "California Law"). Our Articles also include provisions that authorize us to indemnify its directors and officers to the fullest extent permitted by Sections 204 and 317 of the California Law. Our Bylaws also provide us with the authority to indemnify its other officers, employees and other agents as set forth in the California Law.

        Pursuant to Sections 204 and 317 of the California Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in the best interests of the corporation, and with respect to a manner they reasonably believed to be in the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. A corporation may not eliminate liability: (i) for acts or omissions involving intentional misconduct or knowing and culpable violations of law; (ii) for acts or omissions that the individual believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the individual; (iii) for any transaction from which the individual derived an improper personal benefit; (iv) for acts or omissions involving a reckless disregard for the individual's duty to the corporation or its shareholders when the individual was aware or should have been aware of a risk of serious injury to the corporation or its shareholders;
(v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to any abdication of the individual's duty to the corporation or its shareholders; or (vii) for improper distribution to shareholders and loans to directors and officers. Also, a corporation may not eliminate liability for any act or omission occurring prior to the date on which the corporation authorizes indemnification of its directors, officers, employees and agents.

                [We have entered into agreements with our directors and executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.]

ITEM 25.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an itemization of various expenses, all of which we will pay, in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee  . . . . $      1,750
Accounting Fees and Expenses . . . . . . . . . . . . . . . . $      4,400
Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . $     18,700
Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . $      1,150
                                                                   ------
         Total . . . . . . . . . . . . . . . . . . . . . . . $     26,000


ITEM 26.        RECENT SALES OF UNREGISTERED SECURITIES

Set forth in chronological order is information regarding shares of common stock issued and options and warrants and other convertible securities granted by us during the past three years. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Act or rule of the SEC under which exemption from registration was claimed.

On December 28, 1998, we closed a private placement of 100,000 shares of common stock, for aggregate proceeds of $50,000. The issuance and sale of these shares was exempt from the registration requirements of the Act pursuant to Sections 4(2) and 3(b) thereof and Regulation D promulgated under the Act, and Rule 504 thereof as a transaction by an issuer not involving a public offering. All of the purchasers represented to us that they were acquiring the shares for their own accord and not for the account or benefit of another person; that the shares were being acquired for investment and not with a view to the distribution thereof; and that the purchasers did not intend to sell or otherwise dispose of all or any part of the shares at the time of purchase or upon the occurrence or nonoccurrence of any predetermined event. Each purchaser also agreed that he or she would offer or resell shares only if the shares were registered under the Securities Act or an exemption from such registration was available. No advertising or public solicitation was used in the placement. We placed a restrictive legend on the certificates representing the shares and placed "stop transfer" instructions with our transfer agent.

Between February 4 and May 31, 1999, we closed a private placement of 66,734 shares of common stock, for an aggregate amount of $99,101. The issuance and sale of these shares was exempt from the registration requirements of the Act pursuant to Sections 4(2) and 3(b) thereof and Regulation D promulgated under the Act, and Rule 504 thereof as a transaction by an issuer not involving a public offering. All of the purchasers represented to us that they were acquiring the shares for their own accord and not for the account or benefit of another person; that the shares were being acquired for investment and not with a view to the distribution thereof; and that the purchasers did not intend to sell or otherwise dispose of all or any part of the shares at the time of purchase or upon the occurrence or nonoccurrence of any predetermined event. Each purchaser also agreed that he or she would offer or resell shares only if the shares were registered under the Act or an exemption from such registration was available. No advertising or public solicitation was used in the placement. We placed a restrictive legend on the certificates representing the shares and placed "stop transfer" instructions with our transfer agent.

From September to November 1999, we sold an aggregate of 142,666 shares of our common stock for an aggregate of $194,499 in a private placement pursuant to
Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the Act. All purchasers represented to us that they were "accredited investors" as defined in the Act.

        From January 2000 to June 2000, we sold an aggregate of 477,700 shares of our common stock for an aggregate amount of $521,500 and issued 173,800 warrants in a private placement at $1.50 per unit. In June 2000, we extended an offer to these purchasers allowing them to rescind their investment (the "Rescission Offer"). As a result of this Rescission Offer, we rescinded approximately 222,900 shares with a value of $334,400 (based on the original offering price).

        In January 2000, we granted warrants to purchase up to 700,000 shares of our common stock, with an exercise price of $1.50 per share, to a consultant to produce a thirty-minute television documentary that will be aired nationally. The warrants were issued in a private placement pursuant to
Section 4(2) of the Act. The consultant represented to us that he was an "accredited investor" as defined in the Act.

        Subsequent to June 30, 2000, the Company sold an additional 17,000 shares of its common stock, for $25,500, and issued 8,500 warrants at $2.50 per share expiring July 23, 2002. The issuances were made in reliance on
Section 4(2) of the Act and/or Regulation D, and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

        During the year ended December 31, 2000, we issued an aggregate of 206,700 shares of common stock pursuant to the conversion of promissory notes (including interest accrued to the date of conversion) in the aggregate amount
of $67,500.   The issuances were made in reliance on Section 4(2) of the Act and/or Regulation D, and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

        During the six months ended June 30, 2001, we issued options to purchase 200,000 shares of common stock under our Non-Statutory Stock Option Plan to three individuals who were not our employees, with exercise prices ranging from $0.28 to $0.32 per share. The issuances were made in reliance on
Section 4(2) of the Act, and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

        During the six months ended June 30, 2001, we issued approximately 3,753,200 shares of our common stock for an aggregate amount of approximately $1,309,000. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D, and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

        In April 2001, we issued approximately 56,800 shares of common stock with an aggregate value of approximately $19,700 in consideration of the cancellation of debts owed to certain service providers. These issuances were made in reliance on Section 4(2) of the Act. The service providers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

        During the three months ended September 30, 2001, we issued 497,487 shares of common stock for aggregate consideration of $413,047. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D, and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

        During the three months ended September 30, 2001, we issued warrants to purchase an aggregate of 165,000 shares of common stock, with exercise prices ranging from $0.55 to $1.25 per share, in consideration of cancellation of debts owed to certain service providers. These issuances were made in reliance on Section 4(2) of the Act, and were made without general solicitation or advertising. The service providers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

        During the three months ended September 30, 2001, we issued approximately 135,000 shares of common stock for an aggregate amount of approximately $79,150 in consideration for the cancellation of debts owed to certain service providers. These issuances were made in reliance on Section 4(2) of the Act, and were made without general solicitation or advertising. The service providers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

        During the three months ended September 30, 2001, we issued 10,813 shares of common stock for an aggregate amount of approximately $5,100 in consideration of the cancellation of debts owed to certain individuals. These issuances were made in reliance on Section 4(2) of the Act, and were made without general solicitation or advertising. The individuals were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

        During the three months ended September 30, 2001, we issued options to purchase 430,000 shares of common stock under our Non-Statutory Stock Option Plan to three individuals, with exercise prices ranging from $0.025 to $0.10 per share. The issuances were made in reliance on Section 4(2) of the Act, and were made without general solicitation or advertising. The individuals were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

        In July 2001, we issued 9,092 shares of common stock for an aggregate amount of $9,091 as payment of a finder's fee to certain individuals. The issuances were made in reliance on Section 4(2) of the Act, and were made without general solicitation or advertising. The individuals were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

        In July 2001, we issued warrants to purchase an aggregate of 1,028,888 shares of common stock, with exercise prices ranging from $0.01 to $0.30 per share, in consideration of the cancellation of certain indebtedness owed to certain of our officers and shareholders. The issuances were made in reliance on Section 4(2) of the Act, and were made without general solicitation or advertising. The officers and shareholders were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

        In September 2001, we issued an aggregate of 150,000 shares of common stock with an aggregate value of approximately $156,200 on the date of issuance, in settlement of a dispute with certain of our former consultants. These issuances were made in reliance on Section 4(2) of the Act, and were made without general solicitation or advertising. The former consultants were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.


ITEM 27.        EXHIBITS

The following exhibits are filed with this Registration Statement:


EXHIBIT
NUMBER          DESCRIPTION

3(I)    Articles Of Incorporation (incorporated by reference to exhibit to the registrants Form 10-SB registration statement filed on December 8, 1999 (no.
2.1))

3(Ii)   bylaws (incorporated by reference to exhibit to the registrants Form
10-SB registration statement filed on December 8, 1999 (no. 2.2))

4       Instruments Defining The Rights Of Holders, incl. Indentures.
(Incorporated by reference to exhibit to the registrants form 10-sb registration statement filed on December 8, 1999 (no. 3))

4.1 Stock Purchase Agreement For Founders (common stock) (incorporated by reference to february 26, 1998 exhibit to the registrants Form 10-SB registration statement filed on December 8, 1999 (no. 3.1))

4.2 Representation Letter For Founders (incorporated by reference to exhibit to the registrants Form 10-SB registration statement filed on December 8, 1999 (no. 3.2))

4.3 Stock Purchase Agreement Private Placement (incorporated by reference to exhibit to the registrants Form 10-SB registration statement filed on December 8, 1999 (no. 3.3))

4.4 Subscription Agreement - Regulation D, Rule 504 (incorporated by reference to exhibit to the registrants form 10-sb registration statement filed on December 8, 1999 (no. 3.4))

4.5 Subscription Agreement - Regulation D, Rule 506 (incorporated by reference to exhibit to the registrants Form 10-SB registration statement filed on December 8, 1999 (no. 3.5))

9       Voting Trust Agreement (incorporated by reference to exhibit to the registrants Form 10-SB registration statement filed on December 8, 1999 (no.
5) And  amended January 25, 2000, (no. 9))

10      Material Contracts (incorporated by reference to exhibit to the registrants Form 10-SB registration statement filed on December 8, 1999 (no.
6) And as amended January 25, 2000, (no. 10))

10.1 Assignment Of Phemtest (incorporated by reference to patent and technology exhibit to the registrants Form 10-SB registration statement filed on December 8, 1999 (no. 6.1) And as amended January 25, 2000, (no. 10.1))

10.2 Phemtest Patents, (incorporated by reference to exhibit us 4,945,921 and to the registrants Form 10-SB us 4,787,158 registration statement filed on December 8, 1999 (no. 6.2) And as amended January 25, 2000, (no. 10.2))

10.3 Assignment Of Patent (incorporated by reference to exhibit and technology to the registrants Form 10-SB - Vladimir Serebrennikov registration statement filed on December 8, 1999 (no. 6.3) And as amended January 25, 2000, (no. 10.3))

10.4 Assignment Of Patent (incorporated by reference to exhibit and technology to the registrants Form 10-SB - Leonid Babak registration statement filed on December 8, 1999 (no. 6.4) And as amended January 25, 2000, (no. 10.4)

10.5 Consultant Agreement (incorporated by reference to exhibit - Dr. Luis Toledo to the registrants Form 10-SB filed on December 8, 1999 (no. 6.5) And as amended January 25, 2000, (no. 10.5))

10.6 Employment Contract (incorporated by reference to exhibit - R. Umar to the registrants Form 10-SB registration statement filed on December 8, 1999 (no. 6.6) And as amended January 25, 2000, (no. 10.6))

10.7 Employment Contract (incorporated by reference to exhibit - L. Bryant to the registrants Form 10-SB registration statement filed on December 8, 1999
(no. 6.7) And as amended January 25, 2000, (no. 10.7))

10.8 Non-statutory Incentive (incorporated by reference to exhibit stock option plan to the registrants Form 10-SB registration statement filed on December 8, 1999 (no. 6.8) And as amended January 25, 2000, (no. 10.8))

10.9 Statutory Incentive (incorporated by reference to exhibit stock option plan to the registrants Form 10-SB registration statement filed on December 8, 1999 (no. 6.9) And as amended January 25, 2000, (no. 10.9))

10.10 Statutory Incentive (incorporated by reference to exhibit stock option grant to the registrants Form 10-SB - R. Umar, 5/10/98 registration statement filed on December 8, 1999 (no. 6.10) And as amended January 25, 2000, (no. 10.10))

10.11 Non-statutory Incentive (incorporated by reference to exhibit stock option grant to the registrants Form 10-SB - A. Sealy, 7/21/98 registration statement filed on December 8, 1999 (no. 6.11) And as amended January 25, 2000, (no. 10.11))

10.12 Statutory Incentive (incorporated by reference to exhibit stock option grant to the registrants Form 10-SB - A. Sealy, 11/27/99 registration statement filed on December 8, 1999 (no. 6.12) And as amended January 25, 2000, (no. 10.12))

10.13 Statutory Incentive (incorporated by reference to exhibit stock option grant to the registrants Form 10-sb - a. Sealy, 6/25/99 registration statement filed on December 8, 1999 (no. 6.13) And as amended January 25, 2000, (no. 10.13))

10.14 Indemnification (incorporated by reference to exhibit agreements of to the registrants Form 10-SB directors and officers registration statement filed on December 8, 1999 (no. 6.14 Thru 6.19) and as amended January 25, 2000, (no.
10.14 Thru 10.19))

10.15 Employment Agreement (incorporated by reference to exhibit - Leonid Babak to the registrants form 10-sb registration statement filed on January 25, 2000, (no. 10.20))

10.16 Employment Agreement (incorporated by reference to exhibit - Vladimir Serebrennikov to the registrants form 10-sb registration statement filed on December 8, 1999 and as amended January 25, 2000, (no. 10.21))

10.17 Employment Agreement (incorporated by reference to exhibit - Ardeth Sealy to the registrants form 10-sb registration statement filed on December 8, 1999 and as amended January 25, 2000,(no. 10.21))

10.18 Statutory Incentive (incorporated by reference to exhibit stock option grant to the registrants form 10-sb - a. Sealy, 10/1/99 registration statement filed on December 8, 1999 and as amended January 25, 2000, (no. 10.22))

10.19 Warrant To Purchase (incorporated by reference to exhibit shares of common stock to the registrants form 10-sb - the corporate law group registration statement filed on December 8, 1999 and as amended January 25, 2000, (no. 10.23))

23.2    Consent Of Independent Certified Public Accountants

24.1    Power of Attorney (included on signature page)


Item 28.        Undertakings

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (I) to include any prospectus required by section 10(a)(3) of the securities act of 1933;

   (Ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to rule 424(b) (230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "calculation of registration fee" table in the effective registration statement; and

  (Iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        [Provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) do not apply if the registration statement is on form s-3 or form s-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the securities and exchange of 1934 that are incorporated by reference in the registration statement.]

 (2) That, for the purpose of determining any liability under the securities act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the securities act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the securities exchange act of 1934 and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the securities exchange act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the City of Santa Clara, State of California, on December 7, 2001.


HYPERBARIC SYSTEMS


By: /s/ Harry Masuda
------------------------------------
        Harry Masuda
        Chief Executive Officer


POWER OF ATTORNEY

        We the undersigned officers and directors of Hyperbaric Systems, hereby severally constitute and appoint Harry Masuda, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in him, for him, and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                      TITLE                                   DATE
------------------     --------------------------------------    ----------------

/s/ Harry Masuda       Chief Executive Officer and               December 7, 2001
    Harry Masuda       Director (principal executive officer)


/s/ Paul Okimoto       Chairman and                              December 7, 2001
    Paul Okimoto       Executive Vice President


/s/ George Tsukuda     Director                                  December 7, 2001
    George Tsukuda

